Exhibit 2.1
[Execution Copy]

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ENERNOC, INC.,
M2M MERGER SUB, INC.,
M2M COMMUNICATIONS CORPORATION,
STEVEN L. HODGES, AS STOCKHOLDER REPRESENTATIVE,
AND
THE STOCKHOLDERS
Dated as of January 21, 2011

List of Exhibits:
Exhibit A — Estimated Statement — ref. § 2.2(a)
Exhibit B — Required Consents — ref. § 3.2(d), Art. 12
Exhibit C — Governmental Authorizations — ref. §§ 3.2(e), 6.3
Exhibit D — Form of Letter of Transmittal — ref. § 2.2(b)
Exhibit E — [none]
Exhibit F — Form of Escrow Agreement — ref. §§ 3.2(k)(iv), 6.2
Exhibit G — Form of Parent’s Standard Employee Agreements — ref. § 3.2(k)(v)
Exhibit H — Performance Milestone and Post-Closing Operations — ref. § 2.7(a), Art. 12
Exhibit I — Form of Accredited Investor Representations Letter

List of Schedules:
3.2(k)(vi) — Agreements to be Terminated at Closing
3.2(k)(vii) — Intellectual Property Rights to be Assigned at Closing
4.2 — Conflicting Transactions
4.3 — Governmental Approval
4.4 — Voting Rights Agreements
4.5 — Corporate Matters
4.7 — Outstanding Contracts for Company Shares; Equity Securities
4.8 — Company Subsidiaries
4.9 — Tangible Personal Property
4.10 — Leased Real Estate
4.12 — Proceedings
4.13(a) — Company Products
4.13(b) — Registered IP
4.13(c) — Inbound Licenses
4.13(d) — Outbound Licenses
4.13(e) — Royalty Obligations
4.13(f) — Standard Form IP Agreements
4.13(g)(iii) — Government IP Rights
4.13(g)(iv) — Protection of Proprietary Information
4.13(h)(iii) — IP Legal Requirements and Deadlines
4.13(i) — Third Party Infringement of IP
4.13(o) — Open Source Codes
4.14 — Financial Statements
4.15 — Taxes
4.16 — Material Contracts
4.17 — Employees
4.18 — Labor and Employment Matters
4.19 — Employee Benefit Plans; ERISA Plans
4.20 — Certain Changes and Events
4.21 — Environmental, Health and Safety Matters
4.22 — Insurance
4.25 — Affiliate Transactions
4.27(a) — Company Privacy Policy
4.27(b) — Company Databases
13.1(f) — Stockholders

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 21st day of January, 2011 by and among EnerNOC, Inc., a Delaware corporation (the “Parent”), M2M Merger Sub, Inc., an Idaho corporation and a wholly-owned subsidiary of the Parent (“Merger Sub”), M2M Communications Corporation, an Idaho corporation (the “Company”), the parties identified on the signature page hereto as “Stockholders”, and Steven L. Hodges, in his capacity as the representative of the Stockholders. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in Article 12.
RECITALS
     WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (“Merger”) in accordance with this Agreement and the Idaho Business Corporation Act (the “IBCA”). Upon consummation of the Merger, the Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of the Parent.
     WHEREAS, if requested by Parent, the parties have agreed to join in the making of an election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) (and comparable provisions of state income Tax law).
     WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Transaction.
     WHEREAS, the Parent, Merger Sub and the Company desire to consummate the Merger upon the terms and subject to the conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and the representations, warranties, covenants and agreements in this Agreement, the parties hereto agree as follows:
ARTICLE 1
MERGER
     1.1 Merger. At the Effective Time, and in accordance with the terms of this Agreement and the IBCA, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (sometimes referred to as the “Surviving Entity”). At the Effective Time, the Merger shall have the other effects set forth in this Agreement and in the applicable provisions of the IBCA.
     1.2 Effective Time of the Merger. Concurrently with the Closing, the Surviving Entity shall file Articles of Merger (the “Articles of Merger”) meeting the requirements of the provisions of the IBCA and shall make all other filings or recordings required under the IBCA.

The Merger shall become effective upon the filing of the Articles of Merger with the Idaho Secretary of State in accordance with the IBCA or at such later time as may be specified in the Articles of Merger (the time as of which Merger becomes effective being referred to as the “Effective Time”).
     1.3 Organizational Documents, Directors and Officers of the Surviving Entity. As of the Effective Time, the certificate of incorporation and the bylaws of the Surviving Entity shall be amended and restated in their entirety to conform to the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors of the Surviving Entity shall be the directors of Merger Sub as in effect immediately prior to the Effective Time, and each such director shall hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Entity, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the certificate of incorporation and bylaws of the Surviving Entity. The officers of the Surviving Entity shall be the officers of Merger Sub as in effect immediately prior to the Effective Time until their respective successors are chosen and have qualified or as otherwise provided in the certificate of incorporation and bylaws of the Surviving Entity.
     1.4 Conversion of Shares. At the Effective Time,
          (a) The Common Shares of the Company outstanding immediately prior to the Effective Time of Merger (other than Dissenting Shares as defined in Section 1.7) shall represent the right to receive the Estimated Merger Consideration set forth on the Estimated Statement payable in accordance with the terms of this Agreement.
          (b) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding as of the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Entity.
     1.5 Miscellaneous Merger Terms. At the Effective Time, all shares of capital stock of the Company shall be canceled and cease to exist, and each holder of a share of capital stock of the Company shall cease to have any rights as a stockholder, except for the right to receive the payments provided pursuant to this Agreement or, with respect to any Dissenting Shares, the appraisal rights provided by the IBCA. After the Effective Time, no transfer of shares of capital stock of the Company shall be made on the stock transfer books of the Surviving Entity. To the extent any actions are required to be taken by the Company or any holder of shares of capital stock of the Company prior to the Effective Time to cause such securities to be cancelled as provided above, the Company shall take or shall cause any required holders to take any and all of such actions.
     1.6 Treatment of Options. Prior to the Effective Time, the Company shall take such actions as necessary so that each outstanding option to purchase shares of the Company’s capital stock and/or other equity interest in the Company shall be terminated effective as of the Effective Time without the payment of additional Merger Consideration. Prior to the Effective Time of the Merger, the Company shall provide the Parent with evidence satisfactory to the Parent that the foregoing actions have been taken, including the provision of resolutions of the Board of Directors of the Company adopting such actions, and the Company will obtain written consents from the affected Option holders, if required, under the terms of the applicable Option agreements.
     1.7 Shares of Dissenting Stockholders.
          (a) Notwithstanding anything in this Agreement to the contrary, any shares of capital stock of the Company that are issued and outstanding as of the Effective Time and that are held by a holder who has properly exercised such holder’s appraisal rights under the IBCA (the “Dissenting Shares”) shall not be converted into the right to receive the consideration provided for in Article 2, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the IBCA, and shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the IBCA. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder’s shares of capital stock of the Company shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the consideration provided for in Article 2.
          (b) The Company and the Parent shall give the other prompt notice of any notice or demands for appraisal or payment for shares of capital stock of the Company received by the Company or the Parent, as the case may be.
          (c) The Dissenting Shares, if any, after payments of fair value in respect thereof have been made to the holders thereof pursuant to the IBCA, shall be canceled.
     1.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of Parent and Merger Sub shall be fully authorized to take such action.
ARTICLE 2
MERGER CONSIDERATION
     2.1 Merger Consideration.
          (a) The “Merger Consideration” shall equal the following:
               (i) $15,000,000 in cash;
               (ii) plus, such aggregate number of shares of Parent Common Stock (rounding down to the nearest whole share) as is equal to the result obtained by dividing (A) $15,000,000 by (B) the Ten Day Trading Average Price;
               (iii) minus, on a dollar-for-dollar basis, the amount by which the

Capitalization Amount is less than $0; and
               (iv) plus, on a dollar-for-dollar basis, the amount by which the Capitalization Amount is greater than $0, which amount will be paid in cash to the Stockholders on the Closing.
     2.2 Calculation and Procedure for Payment of Estimated Merger Consideration.
          (a) The number of shares of Parent Common Stock to be issued and the amount of cash to be paid at the Closing Date shall be determined based on the following: not less than three (3) days prior to the Closing Date, the Company shall cause to be prepared and delivered to the Parent a reasonably detailed statement (the “Estimated Statement”) in the form set forth on Exhibit A containing (i) good faith estimates of the Capitalization Amount and the accrued but unpaid Company Transaction Expenses, in each case as of the Closing, (ii) the Company’s calculation of the Merger Consideration (based on the Company’s good faith estimates of the Capitalization Amount and accrued but unpaid Company Transaction Expenses as of the Closing) pursuant to Section 2.1 (the “Estimated Merger Consideration”), (iii) for each holder of a share of capital stock of the Company that is an Accredited Holder, such holder’s portion of the Estimated Merger Consideration to be paid in cash (collectively, the “Cash Merger Consideration”) and in Parent Common Stock (collectively, the “Stock Merger Consideration”) at the Closing, (v) for each holder of a share of capital stock of the Company that is a Non-Accredited Holder, such holder’s portion of the Cash Merger Consideration, (v) the aggregate Indemnity Escrow Amount, (vi) the aggregate First Holdback Amount and the aggregate Second Holdback Amount, respectively, and (vii) for each holder of a Common Share who has delivered a Letter of Transmittal, such holder’s portion of the Indemnity Escrow Amount, First Holdback Amount and Second Holdback Amount, respectively, if any. The Estimated Statement shall be based upon the books and records of the Company Group and other information then available and shall be subject to Parent review (including review of reasonable backup information) prior to being formally delivered under this paragraph.
          (b) At or prior to the Closing, each holder of record of a share of capital stock of the Company shall surrender evidence of the ownership of such share of capital stock of the Company held by such holder, together with a duly completed and validly executed letter of transmittal in such form attached hereto as Exhibit D (the “Letter of Transmittal”) which Letter of Transmittal shall specify the instructions for effecting the surrender of the shares of capital stock of the Company in exchange for such holder’s portion of the Merger Consideration. For avoidance of doubt, the parties acknowledge the Letter of Transmittal may, at Parent’s option, require that each Stockholder agree to be bound by the terms of the indemnification provisions of this Agreement and the terms of the Escrow Agreement, appoint the Stockholder Representative as provided by this Agreement and may include representations and warranties from such Stockholder as to the ownership of its shares of capital stock of the Company and the absence of any liens, encumbrances or other restrictions on its right to transfer such shares of capital stock of the Company or have them converted into Merger Consideration as provided herein. In the event that any written evidence of a share of capital stock of the Company shall have been lost, stolen or destroyed, Parent shall cause the portion of the Merger Consideration to be paid in exchange for such lost, stolen or destroyed written evidence, upon receipt from the holder of an affidavit of loss; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed written evidence to agree to indemnify Parent or the Surviving Entity against any claim that may be made against Parent or Entity with respect to the written evidence of a share of capital stock of the Company alleged to have been lost, stolen or destroyed.
          (c) At the Effective Time, the Parent, or the Surviving Entity on behalf of the Parent, shall deliver to each Stockholder (other than a Stockholder holding Dissenting Shares), who has complied with Section 2.2(b) and Section 3.2(l)), such Stockholders’ portion of the Estimated Merger Consideration less such Stockholder’s portion of the Indemnity Escrow Amount, First Holdback Amount and Second Holdback Amount, as set forth in the Estimated Statement. Such delivery shall consist of (i) at the Effective Time, such Stockholder’s portion of the Cash Merger Consideration which shall be payable by check or wire transfer (at the Surviving Entity’s option), minus, solely with respect to each Stockholder that is a Non-Accredited Holder such Stockholder’s portion of the Indemnity Escrow Amount, the First Holdback Amount and the Second Holdback Amount consisting of Cash Merger Consideration in each case as set forth on the Estimated Statement, and (ii) solely with respect each Stockholder who is an Accredited Holder, as soon as practicable after the Effective Time, a certificate representing the number of shares equal to such Stockholder’s portion of the Stock Merger Consideration minus such Stockholder’s portion of the Indemnity Escrow Amount, the First Holdback Amount and the Second Holdback Amount consisting of Stock Merger Consideration, in each case as set forth on the Estimated Statement. Until surrendered in accordance with the terms of this Agreement, each outstanding Common Share will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive such portion of the Merger Consideration as set forth on the Estimated Statement.
          (d) At the Closing, the Company shall pay the accrued but unpaid Company Transaction Expenses as reflected in the Estimated Statement.
          (e) At the Closing, the Parent shall pay or issue to the Escrow Agent on behalf of the Stockholders the Indemnity Escrow Amount by depositing such amounts in accordance with the terms and conditions of the Escrow Agreement and Section 2.3.
          (f) At the Closing, the Parent shall retain the First Holdback Amount and Second Holdback Amount until such time as such amounts are to be released to the Stockholders pursuant to Section 2.7.
          (g) For the avoidance of doubt, in no event shall the Merger Consideration payable to Non-Accredited Holders consist of any shares of Parent Common Stock.
     2.3 Escrow.
          (a) For purposes of payment of the Stockholders’ obligations pursuant to Article 9, an amount equal to the Indemnity Escrow Amount shall be held in escrow until distribution is required under the terms of the Escrow Agreement. With respect to each Stockholder who has delivered a Letter of Transmittal, the amount equal to such Stockholder’s portion of the Indemnity Escrow Amount, as set forth in the Estimated Statement, associated with the shares of capital stock of the Company owned of record by such Stockholder shall be allocated to such Stockholder’s escrow account maintained pursuant to the Escrow Agreement for indemnification purposes, such amount to be adjusted as set forth in the Escrow Agreement (each, an “Indemnity Escrow Account”), it being understood that the Indemnity Escrow Amount shall consist of: (i) with respect to Accredited Holders, solely Stock Merger Consideration and (ii) with respect to Non-Accredited Holders, solely Cash Merger Consideration. The approval of this Agreement by the Stockholders will constitute their approval of the terms and conditions of the Escrow Agreement, which is an integral part of the Transaction, and the appointment of the Stockholder Representative.
          (b) The parties to this Agreement acknowledge and agree that (i) the shares of Parent Common Stock consisting of the portion of the Indemnity Escrow Amount allocable to Accredited Holders and (ii) the cash consisting of the portion of the Indemnity Escrow Amount allocable to Non-Accredited Holders, in each case, are being deemed delivered by the Parent to the Stockholder on or promptly after the Closing Date, after which each Stockholder who has delivered a Letter of Transmittal is deemed to immediately deposit its pro rata portion of the Indemnity Escrow Amount based on the Merger Consideration payable to the Stockholders who have delivered Letters of Transmittals with the Escrow Agent pursuant to the Escrow Agreement.
     2.4 Calculation and Payment of Final Merger Consideration.
          (a) Within ninety (90) days following the Closing, the Company shall prepare and deliver to the Stockholder Representative its final determination of the Merger Consideration, including statements of the Capitalization Amount and accrued but unpaid Company Transaction Expenses (the “Final Statement”), including such schedules and data as may be appropriate to support such calculations. The Surviving Entity shall provide the Stockholder Representative with reasonable access to the Records and the employees and accountants of the Surviving Entity (during normal business hours and with reasonable advance notice) to review the Final Statement, and the Stockholder Representative shall be entitled to review any working papers, trial balances and similar materials relating to the Final Statement prepared by or on behalf of the Surviving Entity; provided however that neither the Surviving Entity nor the Parent shall have the obligation to require its independent accountants to provide access to their respective working papers.
          (b) If the Stockholder Representative objects to the Surviving Entity’s determination of the Capitalization Amount and accrued but unpaid Company Transaction Expenses, as reflected in the Final Statement, the Stockholder Representative shall notify the Surviving Entity in writing of such objection(s) within thirty (30) days after receipt of the Final Statement from the Surviving Entity (an “Objection Notice”). The Objection Notice shall specify which item(s) of Final Statement is (are) being disputed and describe in reasonable detail the basis for such disputes.
          (c) If the Stockholder Representative delivers an Objection Notice with respect to the Final Statement in accordance with Section 2.4(b), then the Stockholder

Representative and the Surviving Entity shall attempt to resolve such disputed items.
          (d) In the event the Surviving Entity and the Stockholder Representative are unable to resolve the disputed items within forty-five (45) days after delivery of the Objection Notice, either the Surviving Entity or the Stockholder Representative may demand that such disputed items be referred to an independent accounting firm as is mutually acceptable to each of the Surviving Entity and the Stockholder Representative to finally resolve such disputed items. The independent accounting firm shall act as an arbitrator to determine only the disputed items, and the determination of each disputed item shall be within the range established by the Final Statement and the Objection Notice. The determination of such independent accounting firm shall be made as promptly as possible and shall be final and binding upon the parties. Each party hereto shall be permitted to submit such data and information to such independent accounting firm as the parties deem appropriate. The Surviving Entity and the Stockholder Representative, on behalf of the Stockholders, shall each pay their own costs and expenses incurred under this Section 2.4(d). All expenses and fees incurred in connection with the independent accounting firm shall be paid equally by the Surviving Entity on one hand and the Stockholder Representative, on behalf of the Stockholders, on the other hand.
          (e) The Capitalization Amount and accrued but unpaid Company Transaction Expenses as determined in accordance with this Section 2.4 shall be used to determine the final Merger Consideration in accordance with the formula set forth in Section 2.1 (the “Final Merger Consideration”). Once the Final Merger Consideration is determined in accordance with Section 2.1 and this Section 2.4, the following shall occur:
     (i) if the Final Merger Consideration exceeds the Estimated Merger Consideration, the Parent shall pay such excess (to the extent provided by this Agreement) as follows: (i) 50% of such excess in shares of Parent Common Stock (such             shares of Parent Common Stock to be valued at its Ten Day Trading Average Price) and (ii) 50% of such excess in cash, in each case, on behalf of each Stockholder entitled to receive a portion of such difference, within three (3) days following delivery of such written notice, the amount of such excess; or
     (ii) if the Estimated Merger Consideration exceeds the Final Merger Consideration, the Stockholder Representative shall instruct the Escrow Agent to pay or cause to be paid to the Parent such excess as follows: such excess shall be paid to the Parent in cash and shares of Parent Common Stock allocated pro rata based on the relative percentages of the Indemnity Escrow Amount consisting of cash and             shares of Parent Common Stock (such shares of Parent Common Stock to be valued at its Ten Day Trading Average Price) within three (3) days following delivery of such written notice.
     2.5 Withholding. Parent, Merger Sub and the Surviving Entity will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as any of Parent, Merger Sub or the Surviving Entity determines it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Tax Authority, such withheld amounts will be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.
     2.6 No Fractional Shares. No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of fractional shares, any Stockholder that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction, which will be equal to such fraction multiplied by the Ten Day Trading Average Price.
     2.7 Holdback. An amount equal to the First Holdback Amount and the Second Holdback Amount shall be held by the Parent until distribution is required under the terms of this Agreement. Neither the First Holdback Amount nor the Second Holdback Amount shall be subject to any adjustment.
          (a) The First Holdback Amount shall be released on the seventh (7th) anniversary of the Closing Date to each Stockholder who has delivered a Letter of Transmittal; provided that if Steve Hodges and at least two of the Retention Employees are employees in good standing of Parent or any of its subsidiaries as of the second anniversary of the Closing Date (provided that for purposes of such determination, any Retention Employee who has died, has been terminated without Cause, has suffered a Disability, has been required to relocate more than fifty (50) miles from Boise, Idaho as a condition to continued employment, or has had a materially adverse change in job duties (excluding any change in job title), will be deemed to count as an employee in good standing), then Parent a shall release the First Holdback Amount as soon as practicable after the second anniversary of the Closing Date. Each such Stockholder who has delivered a Letter of Transmittal shall receive the amount equal to such Stockholder’s portion of the First Holdback Amount, as set forth in the Estimated Statement.
          (b) The Second Holdback Amount shall be released on the seventh (7th) anniversary of the Closing Date to each Stockholder who has delivered a Letter of Transmittal; provided that if the Performance Milestone is met as provided in Exhibit H attached hereto, the Parent and the Stockholders Representative shall release the Second Holdback Amount, within 15 days of the final determination that the Performance Milestone has been met. Each such Stockholder who has delivered a Letter of Transmittal shall receive the amount equal to such Stockholder’s portion of the Second Holdback Amount, as set forth in the Estimated Statement.
          (c) The parties to this Agreement acknowledge and agree that the shares of Parent Common Stock and the cash consisting of the First Holdback Amount and Second Holdback Amount, respectively, shall not be owned (or deemed owned) by the Stockholders until such amounts are released to the Stockholders in accordance with the terms of this Agreement.

ARTICLE 3
CLOSING; CONDITIONS PRECEDENT TO CLOSING
     3.1 Closing. The Closing shall be held at the offices of Cooley LLP located at 500 Boylston Street, Boston, Massachusetts 02116-3736 at 1:00 p.m. Eastern Time on a date to be mutually agreed upon by the Parent and the Company, which date shall be no later than the third business day after all of the conditions set forth in this Article 3 have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing), or at such other time and place as the Parent and the Company shall mutually agree; provided that no Stockholder or other Company representative shall be required to appear in person at the Closing. Except as otherwise provided in the Transaction Documents, all proceedings to be taken and all documents to be executed at the Closing shall have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.
     3.2 Conditions Precedent to the Parent’s and Merger Sub’s Obligations. The obligation of the Parent and Merger Sub to consummate the Merger and other Transactions is subject to the satisfaction as of the Closing of each of the following conditions:
          (a) The representations and warranties of the Company set forth in Article 4 and the Stockholders set forth in Article 13 that are qualified by any reference to Material Adverse Effect or other materiality qualifications shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified). All other representations and warranties of the Company set forth in Article 4 and the Stockholders set forth in Article 13 shall be true and correct on and as of the date of this Agreement and as of the Closing Date in all material respects with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct in all material respects on the date or during the range of dates so specified).
          (b) The Company shall have performed in all material respects the covenants of the Company contained in this Agreement required to be performed by it on or prior to the Closing Date.
          (c) The Company shall have delivered to the Parent a certificate dated the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company stating that the conditions set forth in Sections 3.2(a) and 3.2(b) (insofar as they relate to the Company) have been satisfied as of the Closing Date. The statements contained in such certificate shall be a representation and warranty of the Company which shall survive the Closing for the period provided in Article 9.
          (d) The Required Consents listed on Exhibit B, in a form reasonably satisfactory to the Parent, shall have been received on or prior to the Closing Date.

          (e) The Governmental Authorizations listed on Exhibit C, in a form reasonably satisfactory to the Parent, shall have been received on or prior to the Closing Date.
          (f) On the Closing Date, no unfavorable ruling shall have been, and there shall not be pending any Proceeding wherein an unfavorable ruling is likely to be issued by a Governmental Body that would be reasonably likely to (i) prevent consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following the Closing.
          (g) Since the date of the Most Recent Balance Sheet, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or could have a Material Adverse Effect.
          (h) The Line of Credit shall have been terminated on or before the Closing Date, and receipt of evidence in a form reasonably satisfactory to the Parent, including payoff and termination letters (which shall include an authorization for the Parent to file any UCC-3 financing statements) shall have been received on or prior to the Closing Date, and all of the tangible personal property reflected on the Most Recent Balance Sheet or otherwise used by the Company or any Company Subsidiary in the operation of the Business shall be free and clear of all Liens other than the Lien under the Line of Credit.
          (i) All of the Company’s outstanding Options shall have been exercised and/or cancelled prior to the Effective Time and the Company shall have provided satisfactory evidence of such cancellation of unexercised Options, and copies of any Required Consents, in accordance with Section 1.6 of this Agreement.
          (j) The Company has terminated all Benefit Plans requested to be terminated under Section 6.8 of this Agreement and has provided evidence of such termination reasonably satisfactory to the Parent.
          (k) The Company shall have delivered to the Parent each of the following:
               (i) a certificate of the Secretary of the Company, in form reasonably satisfactory to the Parent, setting forth resolutions of the Board of Directors of the Company authorizing approval of the Merger and the execution of the Transaction Documents to which it is a party and the taking of any and all actions deemed necessary or advisable to consummate the Transactions and certifying the form of certificate of incorporation and form of bylaws in full force and effect;
               (ii) a certificate of the Secretary of the Company, in form reasonably satisfactory to the Parent, certifying that all requisite approvals of the Merger by the stockholders of the Company have been obtained in accordance with the certificate of incorporation, bylaws, and the IBCA;
               (iii) a good standing certificate for the Company from the Secretary of State of the State of Idaho, good standing certificates for each Company Subsidiary from the jurisdiction of organization of such Company Subsidiary, good standing certificates of the Company and each Company Subsidiary issued by the Secretary of State of each state in which the failure to be qualified could have a Material Adverse Effect on the Company or such Company Subsidiary, each dated no earlier than ten (10) days prior to the Closing Date;
               (iv) the Escrow Agreement, in the form attached hereto as Exhibit F, duly executed by the Stockholder Representative on behalf of each Stockholder;
               (v) a legal opinion of the Company’s counsel in a form reasonably acceptable to Parent and Parent’s counsel;
               (vi) executed employee offer letters and Parent’s standard Employee Agreements by each Company employee that will be employed by Surviving Entity or Parent after the Closing, which agreements shall be substantially in the form attached hereto as Exhibit G;
               (vii) evidence satisfactory to Parent that those agreements set forth on Schedule 3.2(k)(vii) to which the Company is a party has been terminated as of the Closing;
               (viii) evidence satisfactory to Parent of the assignment to the Company of all Intellectual Property Rights listed on Schedule 3.2(k)(viii);
               (ix) written evidence that the Company has paid all bonus, deferred salaries, payroll liabilities, incentive compensation awards, severance (other than severance obligations expressly assumed by Parent), consulting fees (including fees payable at termination of such consultant), variable compensation plan payments and/or other profit sharing contributions that may be due with respect to the fiscal years ended December 31, 2009 and December 31, 2010, as well as releases from participants in such programs acknowledging no further rights to such payments.
               (x) evidence satisfactory to Parent that all indebtedness (including without limitation any Company credit cards) of the Company has discharged in full;
               (xi) resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which the Parent designates, by written notice to the Company, as unnecessary);
               (xii) evidence reasonably satisfactory to the Parent that the requirements of Section 6.7 have been satisfied;
               (xiii) a certificate executed by an authorized officer of the Company in form and substance reasonably satisfactory to the Parent that neither the Company nor any of the Company Subsidiaries is a United States real property holding corporation within the meaning of §897(c)(2) of the Code during the period specified in §897(c)(1)(A)(ii) of the Code; and
               (xiv) evidence reasonably satisfactory to the Parent that none of the Shares constitute Dissenting Shares.
          (l) Each Stockholder shall have delivered to the Parent each of the following:

               (i) executed Letter of Transmittal;
               (ii) original stock certificates representing all of the Common Shares owned by such Stockholder together with duly executed in blank stock powers with respect to such Common Shares;
               (iii) if such Stockholder is unable to locate the original stock certificates listed in subclause (ii) because such certificates have been lost, stolen or destroyed, a Lost Stock Affidavit and Indemnity Agreement in form and substance reasonably satisfactory to Parent; or
               (iv) a signed IRS Form W-9 (or, if applicable, Form W-8).
          (m) The Company’s ownership interest in Irrigation Load Control, LLC shall have been terminated and reasonably satisfactory evidence of such termination shall have been provided to the Parent.
     3.3 Conditions Precedent to the Company’s Obligations. The obligation of the Company to consummate the Merger is subject to the satisfaction as of the Closing of each of the following conditions:
          (a) The representations and warranties of the Parent and Merger Sub (the “Parent Parties”) set forth in Article 5 that are qualified by any reference to material adverse effect or other materiality qualifications shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified). All other representations and warranties of the Parent Parties set forth in Article 5 shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct in all material respects on the date or during the range of dates so specified).
          (b) The Parent Parties shall have performed in all material respects the covenants of the Parent Parties contained in this Agreement required to be performed on or prior to the Closing Date.
          (c) The Parent Parties shall have delivered to the Company a certificate dated the Closing Date and signed by an authorized officer of each of the Parent Parties stating that each of the conditions set forth in Sections 3.3(a) and 3.3(b) has been satisfied as of the Closing Date.
          (d) On the Closing Date, no unfavorable ruling shall have been, and there shall not be pending any Proceeding wherein an unfavorable ruling is likely to be, issued by a

Governmental Body that would reasonably be expected to (i) prevent consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following the Closing.
          (e) The Parent shall have delivered to the Company and the Stockholder Representative the following:
               (i) a certificate of the Secretary of each of the Parent Parties, in a form reasonably satisfactory to the Company and the Stockholder Representative, setting forth the resolutions of the Board of Directors or other governing body of each of the Parent Parties authorizing the execution of the Transaction Documents and the taking of any and all actions deemed necessary or advisable to consummate the Transactions;
               (ii) a certificate of the Secretary of the Parent, in form reasonably satisfactory to the Company and the Stockholder Representative, certifying that all requisite approvals of the Transaction by the stockholder(s) of Merger Sub have been obtained in accordance with its governing documents;
               (iii) a good standing certificate for each of the Parent Parties issued by the Secretary of State of its jurisdiction of organization dated no earlier than ten (10) days prior to the Closing Date;
               (iv) the Escrow Agreement, duly executed by the Parent; and
               (v) A letter to the Parent’s transfer agent instructing the same to deliver stock certificates evidencing Parent Common Stock representing Stock Merger Consideration payable to the Stockholders and to be deposited with the Escrow Agent pursuant to this Agreement.
     3.4 Merger Filing. At the Closing, the Company shall deliver to the Parent, and the Parent and Merger Sub shall deliver to the Company, the Articles of Merger and such other instruments required by the IBCA to complete the Merger and the Transaction. Subject to the provisions of this Article 3, at Closing, the Company and Merger Sub shall cause the Articles of Merger to be filed as provided in Section 1.2 and will take any and all other lawful actions and do any and all other lawful things necessary to cause Merger to become effective.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to the Parent and Merger Sub as of the date hereof and of the Closing Date that, except as set forth in the Schedules (which Schedules shall reference the specific representation and warranty to which the disclosure relates), the following statements are true and correct:
     4.1 Authority; Authorization; Enforceability. The Company has the power and authority to enter into Transaction Documents to which it is a party, to perform its obligations under each Transaction Document to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and at Closing each other Transaction Document to which the Company is a party will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and at Closing each other Transaction Document to which the Company is a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). The Company has delivered to Parent true and complete copies of its articles of incorporation, bylaws and other organizational documents as currently in effect.
     The Company’s Board of Directors and stockholders have approved this Agreement and the Merger in accordance with the articles of incorporation of the Company, the bylaws of the Company, any other organizational documents of the Company (including any stockholders agreement) and the IBCA.
     4.2 No Conflict. Except as set forth in Schedule 4.2, neither the execution and delivery of any Transaction Document to which the Company is a party nor the consummation or performance of any of the Transactions by the Company will (i) contravene, conflict with, or result in a violation of or default under any provision of the articles of incorporation or the bylaws of the Company, or similar governing documents of any of the Company Subsidiaries, (ii) contravene, conflict with or result in a violation of or default under any Legal Requirement or any Order to which the Company or any Company Subsidiary, or any of the assets owned by the Company or any Company Subsidiary is subject or (iii) violate or conflict with in any respect, or result in a default under, or give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract, or result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets owned, leased or licensed by the Company or any Company Subsidiary.
     4.3 Governmental Approvals. Except as set forth on Schedule 4.3, no action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made in connection with the execution and delivery by the Company of any Transaction Document to which it is a party or the consummation by the Company of the Transactions.
     4.4 Voting Agreements. Except as set forth on Schedule 4.4, (a) there are no voting trust agreements, powers of attorney, member or similar agreements, proxies or any other contracts relating to the sale, transfer, purchase, redemption, voting, distribution or dividend rights or disposition of any of the Shares or otherwise granting any Person any right in respect of the Shares (each a “Rights Agreement”) to which the Company is a party or otherwise imposed by or through the Company, (b) to the Knowledge of the Company, there are no other Rights Agreements, and (c) other than restrictions imposed by applicable federal and state securities laws, there are no existing restrictions on the transfer of the Shares imposed by or through the Company or, to the Knowledge of the Company, any other such existing restrictions.

     4.5 Corporate Matters. The Company is a corporation validly existing and in good standing under the laws of the State of Idaho. The Company Subsidiary is a limited liability company validly existing and in good standing under the laws of its jurisdiction of organization, as set forth on Schedule 4.5. The Company and each Company Subsidiary has the power and authority to own or lease its properties and assets as and where currently owned or leased and to conduct the Business. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Business or the ownership or leasing of its assets makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect.
     4.6 Documentation. The ownership record books of the Company (copies of which have been made available for inspection by the Parent and its Agents) are true, accurate and complete in all respects.
     4.7 Capitalization. 1,500 Common Shares have been authorized for issuance. One thousand two hundred (1,200) Common Shares are issued and outstanding. Prior to Closing the options will terminate and at Closing there will be one thousand five hundred (1,500) Common Shares issued and outstanding. The Shares constitute all the issued and outstanding ownership interests of the Company, of whatever class, series or designation, and there are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which the Company is or may become obligated to issue or sell any ownership interests or other securities of the Company. Except as set forth on Schedule 4.7, there is no outstanding contract of the Company or, to the Knowledge of the Company, any other Person, to purchase, redeem or otherwise acquire any of the Shares. Except as set forth on Schedule 4.7, there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to the equity securities of the Company.
     4.8 Company Subsidiaries.
          (a) Schedule 4.8 sets forth a true and complete list, containing the name, jurisdiction of organization and capitalization of each Company Subsidiary. The Company holds of record, or a Company Subsidiary holds of record, and the Company owns beneficially, all of the outstanding shares or ownership interests of each Company Subsidiary and there are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which a Company Subsidiary is or may become obligated to issue or sell any shares of capital stock or other securities of such Company Subsidiary. Neither the Company nor any Company Subsidiary owns, or is a party to any Contract to acquire, any equity securities or securities of any Person or any direct or indirect equity or ownership in any other business.
          (b) Except as set forth in Schedule 4.8, there are no voting trust agreements, powers of attorney, member or similar agreements, proxies or any other Contracts relating to the sale, transfer, purchase, redemption, voting, distribution or dividend rights or disposition of any of the outstanding shares of capital stock or ownership interests of a Company Subsidiary held by the Company (or a Company Subsidiary) or otherwise granting any Person any right in respect of the outstanding shares of capital stock or ownership interests of a Company Subsidiary held by the Company (or a Company Subsidiary) and there are no existing restrictions on the transfer of such outstanding shares of capital stock or ownership interests of a Company Subsidiary other than restrictions imposed by applicable federal and state securities laws.
     4.9 Tangible Personal Property. Except as set forth on Schedule 4.9, all of the material tangible personal property reflected on the Most Recent Balance Sheet or otherwise used by the Company or any Company Subsidiary in the operation of the Business is either (a) owned by the Company or any Company Subsidiary or (b) leased pursuant to valid leasehold interests, in each case free and clear of all Liens, other than Permitted Liens.
     4.10 Leased Real Estate. Schedule 4.10 sets forth each Real Property Lease. Except as otherwise set forth on Schedule 4.10:
          (a) each Real Property Lease is a valid and binding obligation of the Company or applicable Company Subsidiary, enforceable against the Company or the Company Subsidiary, as the case may be, and enforceable against any other party to such Real Property Lease, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity);
          (b) Neither the Company or the applicable Company Subsidiary or, to the Knowledge of the Company or the applicable Company Subsidiary, any other party to any such Real Property Lease is in breach or default under such Real Property Lease, except for such defaults and events as to which requisite waivers or consents have been obtained; and
          (c) the consummation of the Transactions does not require the consent of any landlord, sub-landlord or other Person under any such Real Property Lease.
     4.11 Owned Real Estate. The Company does not own any real property.
     4.12 Proceedings. Except as set forth in Schedule 4.12, there is no private or governmental action, suit, proceeding, inquiry, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary, any of their respective properties or any of their respective officers, members, managers, or directors (in their capacities as such), or which questions or challenges the validity of this Agreement or any of the transactions contemplated hereby; and to the Knowledge of the Company, there is no basis for any such action, suit, proceeding, claim, arbitration or investigation. There is no judgment, decree or order against the Company, any Company Subsidiary or any of their respective officers, members, managers or directors (in their capacity as such), that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement or the operation of the Business. None of the Company or any Company Subsidiary has any litigation pending against any other party or has any litigation threatened against any other party.
     4.13 Intellectual Property.
          (a) Products and Services. Schedule 4.13(a) accurately identifies and describes each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company or any Company Subsidiary.
          (b) Registered IP. Schedule 4.13(b) accurately identifies: (i) each item of Registered IP in which the Company or any Company Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each Company Product identified in Schedule 4.13(a) that embodies, utilizes, or is based upon or derived from (or, with respect to Company Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to Parent complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.
          (c) Inbound Licenses. Schedule 4.13(c) accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company or any Company Subsidiary (other than (x) agreements between the Company and its employees in the Company’s standard form thereof and (y) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the Company’s business); and (ii) whether the licenses or rights granted to the Company or any Company Subsidiary in each such Contract are exclusive or non-exclusive.
          (d) Outbound Licenses. Schedule 4.13(d) accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Neither the Company nor any Company Subsidiary is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way expressly limits or restricts the ability of the Company or such Company Subsidiary to use, exploit, assert, or enforce any Company IP anywhere in the world , except as identified in Schedule 4.13(d).
          (e) Royalty Obligations. Schedule 4.13(e) contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company or any Company Subsidiary to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.
          (f) Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time since the inception of the Company and any of its predecessors, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Schedule 4.13(f) accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the Company’s or any Company Subsidiary’s business, research, or development.
          (g) Ownership Free and Clear. The Company and each Company Subsidiary exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Company or such Company Subsidiary, as identified in Schedule 4.13(c)) free and clear of any Liens (other than Permitted Liens or licenses and rights granted pursuant to the Contracts identified in Schedule 4.13(d)). Without limiting the generality of the foregoing:
               (i) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Company and each Company Subsidiary in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
               (ii) Employees and Contractors. Each Person who is or was an employee or contractor of the Company or any Company Subsidiary and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to the Company and confidentiality provisions protecting the Company IP. No current or former shareholder, officer, director, or employee of the Company or any Company Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of the Company or any Company Subsidiary is (i) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or such Company Subsidiary or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Company or any Company Subsidiary.
               (iii) Government Rights. Except as set forth in Schedule 4.13(g)(iii), no funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.
               (iv) Protection of Proprietary Information. The Company and each Company Subsidiary has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company, such Company Subsidiary or any Company Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Company or any Company Subsidiary has been disclosed to or licensed to any escrow agent or other Person, except as set forth in Schedule 4.13(g)(iv).
               (v) Past IP Dispositions. Neither the Company nor any Company

Subsidiary has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.
               (vi) Standards Bodies. Neither the Company nor any Company Subsidiary is or has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or such Company Subsidiary to grant or offer to any other Person any license or right to any Company IP.
               (vii) Sufficiency. The Company and each Company Subsidiary owns or otherwise has, and at the Closing, Parent or the Surviving Entity will have, all Intellectual Property Rights needed to conduct the Business as and where currently conducted and, as if the Transaction had not occurred, as and where planned to be conducted by the Company as of the Closing.
          (h) Valid and Enforceable. Except as provided in Schedule 4.13(h), all Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:
               (i) Misuse and Inequitable Conduct. Neither the Company nor any Company Subsidiary has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.
               (ii) Trademarks. No trademark or trade name owned, used, or applied for by the Company or any Company Subsidiary conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Company or any Company Subsidiary.
               (iii) Legal Requirements and Deadlines. Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company or any Company Subsidiary at any time since the inception of the Company and any of its predecessors has been abandoned, allowed to lapse, or rejected, except as set forth in Schedule 4.13(h)(iii). Schedule 4.13(h)(iii) accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.
               (iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is or since the inception of the Company and any of its predecessors has been pending or, to the Knowledge of the Company and each

Company Subsidiary, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Company and each Company Subsidiary, there is no basis for a claim that any Company IP is invalid or unenforceable.
          (i) Third-Party Infringement of Company IP. To the Knowledge of the Company and each Company Subsidiary, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Schedule 4.13(i) accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company, any Company Subsidiary or any representative of the Company or such Company Subsidiary regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
          (j) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the Transaction Agreements) nor the consummation of any of the Transactions contemplated by this Agreement (or any of the Transaction Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien (other than Permitted Liens) on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.
          (k) No Infringement of Third Party IP Rights. Neither the Company nor any Company Subsidiary has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Company, any Company Subsidiary or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:
               (i) Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of the Company and any Company Subsidiary, threatened against the Company, any Company Subsidiary or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any Company Subsidiary with respect to such claim or Proceeding. Neither the Company nor any Company Subsidiary has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any Company Subsidiary, any of their respective employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company or any Company Subsidiary obtain a license to any Intellectual Property Right of another Person.
               (ii) Other Infringement Liability. Neither the Company nor any Company Subsidiary is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the standard forms of Company IP Contracts).
               (iii) Infringement Claims Affecting In-Licensed IP. To the Knowledge of the Company and any Company Subsidiary, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company or any Company Subsidiary is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company or such Company Subsidiary, or (ii) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.
          (l) Bugs. None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company or any Company Subsidiary (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company or any Company Subsidiary solely for internal use on a non-exclusive basis) (collectively, “Company Software”) (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or the Company has provided to Parent a complete and accurate list of all known bugs, defects, and errors in each version of the Company Software.
          (m) Harmful Code. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

          (n) Source Code. The source code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement and as of the Closing Date, an employee or consultant of the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.
          (o) Schedule 4.13(o) accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.
          (p) No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (x) be disclosed or distributed in source code form, (y) be licensed for the purpose of making modifications or derivative works, or (z) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company or any Company Subsidiary to use or distribute any Company Product.
     4.14 Financial Statements. The Company has delivered the following financial statements (the “Financial Statements”) to the Parent, which are attached to Schedule 4.14, (a) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries referred to therein as of December 31, 2009, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries referred to therein for the year ended December 31, 2009 (in each case only including a Company Subsidiary if it was a subsidiary of the Company as of the date thereof) and (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries referred to therein as of December 31, 2010 (the “Most Recent Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries referred to therein for the twelve (12) months then ended (“Interim Financial Statements”). Except as set forth on Schedule 4.14, (i) each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as may be indicated in any notes thereto), (ii) each of such balance sheets fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries referred to therein as of its respective date and (iii) each of such statements of operations and cash flows fairly presents in all material respects the results of operations of the

Company and the Company Subsidiaries referred to therein for the period covered thereby; provided, however, that the Financial Statements are subject to normal year-end adjustments and lack footnotes.
     4.15 Taxes. Except as set forth on Schedule 4.15:
          (a) All Returns required to be filed by the Company or any Company Subsidiary for all Taxable Periods have been duly and timely (within any duly requested applicable extension periods) filed with the appropriate Tax Authorities in all jurisdictions in which such Returns are required to be filed. All of the Taxes of the Company or any Company Subsidiary that are due have been paid (whether or not shown on such Returns). All such Returns are true, correct and complete. The Company has set up adequate reserves, for the Company and each Company Subsidiary, for the payment of all Taxes not yet due and payable. All Taxes that either the Company or any Company Subsidiary is required by any Legal Requirement to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax Authority to the extent due and payable.
          (b) There is no claim or assessment pending or, to the Knowledge of the Company or any Company Subsidiary, threatened against the Company or any of the Company Subsidiaries by any Tax Authority for any alleged deficiency or underpayment in Taxes.
          (c) Neither the Company nor any of the Company Subsidiaries has (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remain outstanding, (ii) applied for a ruling relative to Taxes or (iii) entered into a closing agreement with any Tax Authority.
          (d) None of the Returns of the Company or any Company Subsidiary has been or is currently being examined by any Tax Authority. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending with respect to which the Company or any of the Company Subsidiaries has received notice. Parent has been provided complete and correct copies of all foreign, federal and state income Returns of the Company and each Company Subsidiary and descriptions of all federal, state, local and foreign examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary filed or received since the date of its formation.
          (e) Neither the Company nor any Company Subsidiary has any actual or potential liability for any Taxes of any Person as a transferee or successor, pursuant to any statutory, regulatory or contractual obligation (including, without limitation, pursuant to Treasury Regulations Section 1.1502-6), or otherwise, and neither the Company Subsidiaries nor any Company Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. Neither the Company nor any Company Subsidiary is liable for the Taxes of any other Person (except for Tax liabilities of any member of the affiliated group (within the meaning of §1504 of the Code) of which the Company is the common parent).
          (f) Neither the Company nor any of the Company Subsidiaries is a United States real property holding corporation within the meaning of §897(c)(2) of the Code during the period specified in §897(c)(1)(A)(ii) of the Code.
          (g) Schedule 4.15 contains a list of all jurisdictions in which either the Company or any Company Subsidiary is required to file Returns or to pay Taxes. No claim which currently remains unresolved has been made in writing to the Company or any Company Subsidiary by a Governmental Body in a jurisdiction where the Company or any Company Subsidiary does not file Returns or pay Tax that the Company or such Company Subsidiary currently is or may be subject to taxation by that jurisdiction and neither the Company nor any Company Subsidiary has a permanent establishment in any foreign country or operates or conducts a business through a branch in any foreign country.
          (h) There are no liens for Taxes upon any asset of the Company or any Company Subsidiary other than with respect to Taxes not yet due and payable.
          (i) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of §355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under §355 of the Code.
          (j) Neither the Company nor any Company Subsidiary has ever entered into, or taken any deduction or received any Tax benefit arising with respect to, any “reportable transaction” as defined in §6707A(c) of the Code.
          (k) Each Stockholder is a “United States person” within the meaning of §7701(a)(30) of the Code.
          (l) Neither the Company nor any Company Subsidiary has agreed to make any adjustment pursuant to §481(a) of the Code (or any predecessor provision) or pursuant to any similar provision of law, and neither the IRS nor any other Taxing Authority has proposed any such adjustment or change in accounting method. Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, reportable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) change in method of accounting for a Taxable Period ending on or prior to the Closing Date (including, without limitation, as a result of the Transaction), or (iv) “closing agreement” as described in §7121 of the Code (or any similar provision of state, local or foreign Tax law).
          (m) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that is an obligation to make a payment that will not be deductible under §280G of the Code. None of the assets of the Company or any Company Subsidiary is “tax-exempt use property” within the meaning of §168(h) of the Code.
          (n) For purposes of this Section 4.15, any reference to the Company or any Company Subsidiary shall be deemed to include any entity that merged or was liquidated into such Person prior to Closing.
          (o) At all times since the incorporation of the Company, the Company has had in effect (i) a valid election under Section 1362(a) of the Code to be taxed as an S corporation for U.S. federal income tax purposes and (ii) valid comparable elections required under state or local Tax law in each state or locality in which the Company conducts business or otherwise is subject to state or local income or franchise Tax ((i) and (ii) collectively, “S Elections”). The Company did not have any assets, business operations, income or earnings prior to the effective date of the S Elections. All S Elections are valid and in effect, and the Company is not aware of any reason why the Company no longer qualifies for treatment as an S corporation under applicable federal, state and local Tax law or will not qualify for such treatment as of the Closing. The Company has not been and will not be subject to Taxes imposed by Sections 1363, 1371, 1375 or 1374 of the Code (or any corresponding or similar provision of state or local income Tax law). The Company has not, since inception, acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor. The Company has delivered to Parent and the Surviving Entity the notice of acceptance as an S corporation with respect to the Company issued by the IRS. Following the Closing Date, the Surviving Entity will be eligible to file an election pursuant to Section 338(h)(10) of the Code (and any similar provisions of state Tax law, collectively a “§ 338(h)(10) Election”) with respect to the Merger. No Tax will be incurred by the Company as a result of any §338(h)(10) Election.
          (p) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time) cause any of the assets owned or used by the Company to be reassessed or revalued by any Tax Authority for property Tax or ad valorem Tax purposes.
     4.16 Material Contracts.
          (a) Schedule 4.16 sets forth a list of all Material Contracts. Except as set forth on Schedule 4.16, (i) each Material Contract is a valid and binding obligation of the Company or the Company Subsidiary party thereto, enforceable against the Company or the Company Subsidiary party thereto in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity), (ii) none of the Company or any of the Company Subsidiaries is in breach or default under any Material Contract, and, to the Knowledge of the Company or any Company Subsidiary, no other party thereto is in breach or default under any Material Contract, and (iii) neither the Company nor any of the Company Subsidiaries has received notice that any other party to such Material Contract has terminated any such Material Contract.
          (b) The Company has provided the Parent with true, complete and correct copies of each Material Contract and with respect to any Material Contract that is not in written form, Schedule 4.16 contains a true, complete and correct summary of the material terms of any such Material Contract.
          (c) The Material Contracts set forth on Schedule 4.16 collectively constitute all of the Contracts necessary to enable the Company and the Company Subsidiaries to conduct the Business in the manner in which the Business is currently being conducted.
          (d) Schedule 4.16 lists each Material Contract that either constitutes or relates to a Government Contract or Government Bid.
          (e) Except as set forth in Schedule 4.16,
               (i) the Company has not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;
               (ii) the Company has complied with all Legal Requirements with respect to all Government Contracts and Government Bids;
               (iii) all facts set forth in or acknowledged by the Company in any certification, representation or disclosure statement submitted by the Company with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;
               (iv) neither the Company nor any of its employees has been debarred or suspended from doing business with any Governmental Body, and, to the Knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or any employee of the Company;
               (v) no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to the Company under any Government Contract;
               (vi) to the Knowledge of the Company, there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Proceeding or indictment involving the Company or any of its employees, (B) the questioning or disallowance of any costs submitted for payment by the Company, (C) the recoupment of any payments previously made to the Company, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of the Company, or (E) the assessment of any penalties or damages of any kind against the Company;
               (vii) there is not and has not been any (A) outstanding claim against the Company by, or dispute involving the Company with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by the Company upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, (C) final decision of any Governmental Body against the Company;
               (viii) the Company is not undergoing and has not undergone any audit,

and the Company has no Knowledge of any basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);
               (ix) in each case in which the Company has delivered or otherwise provided any technical data, computer software or Company IP to any Governmental Body in connection with any Government Contract, the Company has marked such technical data, computer software or Company IP with all markings and legends necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company IP; and
               (x) the Company is not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other Transaction contemplated by this Agreement.
     4.17 Employees. Set forth on Schedule 4.17 is (a) the name and total compensation of each employee of the Company Group, (b) all increases in wage or salary for, or bonuses received by, such persons from the Company or any Company Subsidiary since December 31, 2009 with respect to the period beginning January 1, 2010 until the date hereof, (c) any increase in wage or salary or any bonus, or any promise (whether written or otherwise) of an increase in wage or salary or of any bonus, to be paid after the date hereof and (d) any bonus or similar incentive plan in which any employee of the Company is a participant. Neither the Company nor any Company Subsidiary is in default of any wage, salary or bonus obligations described in this Section 4.17. No employee of the Company Group has notified, and to the Knowledge of the Company or any Company Subsidiary, (i) no employee intends to notify any member of the Company Group that such employee has terminated or intends to terminate such employee’s employment, and (ii) no employee has received an offer to join a business that may be competitive with the Company’s business. No employee of the Company or any Company Subsidiary is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (x) the performance by such employee of any of his duties or responsibilities as an employee of the Company or such Company Subsidiary; or (B) the Company’s or Company Subsidiary’s business or operations.
     4.18 Labor and Employment Matters.
          (a) Except as set forth on Schedule 4.18, (i) neither the Company nor any of the Company Subsidiaries is in violation of any material Legal Requirement pertaining to employees or employment matters, and (ii) neither the Company nor any of the Company Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to any of its employees, and there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof by or with respect to any such employees.

          (b) Except as set forth Schedule 4.18, (i) the Company has no contract or agreement that alters any right to terminate at will the employment of each of its employees and (ii) the Company has the right to terminate the engagement of any of its independent contractors at any time, in either case without payment to such employee or independent contractor other than for services rendered through the effective date of termination and without incurring any penalty or liability.
          (c) Except as set forth on Schedule 4.18, the Company is not a party to or bound by any termination or severance agreements, change of control agreements or any other contracts respecting the terms and conditions of employment of any officer, employee or former employee of the Company, and, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.
          (d) Except as set forth on Schedule 4.18, there are no charges, complaints or controversies pending or, to the Knowledge of the Company, threatened, between the Company, any Company Subsidiary and any of their respective employees, former employees or applicants which charges, complaints or controversies have resulted or could reasonably be expected to result in any action, suit, proceeding, claim, grievance, arbitration or investigation before any agency, court, or tribunal. Neither the Company nor any Company Subsidiary has received notice, nor to the Knowledge of the Company does any Governmental Body responsible for enforcement of labor or employment laws intend to conduct any investigation with respect to the Company or any Company Subsidiary, and no such investigation is in progress.
          (e) To the Knowledge of the Company, no employees of the Company or any Company Subsidiary are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any restrictive covenant to any former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others.
          (f) There are no personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company or any Company Subsidiary, other than those set forth in Schedule 4.18, true and complete copies of which have been made available to Parent.
     4.19 Employee Benefit Plans; ERISA.
          (a) Except as set forth on Schedule 4.19, neither the Company nor any of the Company Subsidiaries maintains, contributes to or has any obligation to make contributions to, any employee benefit plan (an “ERISA Plan”) within the meaning of §3(3) of ERISA, or any other retirement, profit sharing, stock option, stock bonus or deferred compensation, severance, sick leave or other plan or arrangement providing compensation or benefits to current or former employees, officers or directors, in each case whether or not terminated, of the Company or the Company Subsidiaries (a “Non-ERISA Plan” and, collectively, with all ERISA Plans, the

“Benefit Plans”). Except as set forth on Schedule 4.19, all Benefit Plans are being maintained and operated in accordance with all Legal Requirements applicable to such plans and the terms and conditions of the respective plan documents. The IRS has issued a favorable determination letter with respect to each ERISA Plan that is intended to be a “qualified plan” within the meaning of §401(a) of the Code. No ERISA Plan is subject to Title IV or §302 of ERISA or §412 of the Code. No ERISA Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of §4063 of ERISA. Except as set forth on Schedule 4.19, and except for continuation coverage as required by §4980B of the Code or by applicable state insurance Legal Requirements, no Benefit Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.
          (b) The Company has delivered to the Parent, to the extent applicable, correct and complete copies of the current plan documents (including any amendments thereto) and summary plan descriptions, the most recent determination letter received from the IRS, the three most recent Form 5500 Annual Reports and all accompanying schedules, and all related trust agreements, insurance contracts, administrative services agreements and other funding arrangements which implement each Benefit Plan.
          (c) All contributions or premiums (including all employer contributions and employee salary reduction contributions, if any) which are due have been made within the time period prescribed by ERISA to each ERISA Plan.
          (d) None of the Company or the Company Subsidiaries or any trustee, administrator or other fiduciary of any such ERISA Plan, has engaged in any transaction with respect to such ERISA Plan which would or could reasonably be expected to subject the Company or any of the Company Subsidiaries or any fiduciary of such ERISA Plan to either a civil penalty assessed pursuant §502(i) of ERISA or Tax or penalty on prohibited transactions imposed by §4975 of the Code. No Proceedings with respect to the assets of any such ERISA Plan (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened by or before any Governmental Body.
          (e) Each Benefit Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified and has been so qualified in form and operation during the period since its adoption, and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code.
          (f) The Controlled Group (as defined) does not maintain or contribute and has never maintained or contributed to or otherwise participated in a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 of the Code, nor is or was the Controlled Group a party to a “multiemployer plan” as described in Section 3(37) of ERISA or Section 414(f) of the Code. For the purposes of this Agreement, “Controlled Group” shall mean the Company and any trade or business, whether or not incorporated, which is treated together with the Company as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

          (g) Each Benefit Plan does not (i) provide for non-terminable or non alterable benefits for employees, dependents or retirees or (ii) provide any benefits for any person upon or following retirement or termination of employment, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable Law (herein collectively referred to as “COBRA”); and no condition exists that would prevent Parent from amending or terminating any Benefit Plan without the payment of guarantee or termination fees in accordance with the requirements of ERISA and the Code.
          (h) Full and timely payment has been made of all amounts which the Controlled Group is required, under applicable law or under any Benefit Plan, to have paid as a contribution or premium.
          (i) All stock options that have been granted by the Company to employees that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no stock option or warrant is subject to the provisions of Section 409A of the Code.
          (j) The Company does not maintain any “nonqualified deferred compensation plan” subject to Section 409A of the Code.
     4.20 Absence of Certain Changes and Events. Since December 31, 2009, the Company has conducted its business in the ordinary course consistent with past practices, and, except as set forth on Schedule 4.20, there has not been:
          (a) any Material Adverse Effect;
          (b) any issuance or grant of any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company or any of the Company Subsidiaries;
          (c) any recapitalization, reclassification, split or like change in the capitalization of the Company or any Company Subsidiary;
          (d) any amendment of the organizational documents of the Company or any Company Subsidiary, including the articles of incorporation and bylaws;
          (e) (i) an increase in the compensation of officers and directors of the Company or any Company Subsidiary, except in the ordinary course of business, or (ii) any grant of any extraordinary bonus to any employee, director or consultant of the Company or any Company Subsidiary, except for distributions and bonuses that are disclosed to the Parent and consented to by the Parent which were made prior to the Effective Time and which have been accounted for in determining the Estimated Capitalization Amount;
          (f) the creation of any Lien other than Permitted Liens;

          (g) sale, assignment, transfer, conveyance, lease or other disposition of any of the properties or assets of the Company or any Company Subsidiary except in the ordinary course of business;
          (h) the acquisition of any properties or assets or the entering into commitments for capital expenditures of the Company or any Company Subsidiary except those that do not exceed $15,000 for any individual acquisition or commitment and $30,000 for all acquisitions and commitments in the aggregate;
          (i) except for transfers of cash pursuant to normal cash management practices in the ordinary course of business, any investments in or loans to, or payment of any fees or expenses to, or the entering into or modification of any contract with, the Stockholders or any of their respective Affiliates;
          (j) the commencement of any contract which materially restricts the ability of the Company or any Company Subsidiary to compete with, or conduct, any business or line of business in any geographic area;
          (k) any making, revoking or changing any material Tax election or settling or compromise any material Tax Liability;
          (l) any making of any payments outside the ordinary course of business for purposes of settling any dispute;
          (m) any entering into any transaction with any stockholder, officer, director, employee or any Affiliate or family member of such Person;
          (n) the creation of any Indebtedness;
          (o) any termination of any Material Contract or waiver, release or assignment any rights or claims under any Material Contract;
          (p) failure to file any Tax Return when due or failure to cause each such Tax Return when filed to be true, complete and correct in all material respects or fail to pay any Taxes when due;
          (q) the hiring of any new employee not disclosed in Schedule 4.17;
          (r) any change to its accounting methods, principles, policies, procedures or practices;
          (s) any write off as uncollectible, or establishment of any extraordinary reserve with respect to, any account receivable or other Indebtedness except as set forth in the Financial Statements;
          (t) commencement or settlement of any Proceeding; or

          (u) any agreement, undertaking or commitment (whether written or otherwise) to do any of the foregoing.
     4.21 Environmental, Health and Safety Matters. Except as set forth on Schedule 4.21:
          (a) The Company Group is in compliance with all Environmental, Health and Safety Laws. The Company Group holds and is in compliance with all Governmental Authorizations required to be held by the Company or any Company Subsidiary under Environmental, Health and Safety Laws in order to engage in the Business.
          (b) Neither the Company nor any of the Company Subsidiaries has received notice from any third party, including any Governmental Body, that the Company or any of the Company Subsidiaries has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B.
          (c) To the Knowledge of the Company, no off-site location at which the Company or any of the Company Subsidiaries has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list.
          (d) Neither the Company nor any Company Subsidiary has released any Materials of Environmental Concern at or from any Leased Real Estate, except as would not reasonably be expected to have a Material Adverse Effect.
          (e) Neither the Company nor any Company Subsidiary owns or operates any underground storage tanks located on any Leased Real Estate or elsewhere. To the Knowledge of the Company, no underground storage tanks are located on the Leased Real Estate that contain or previously contained any Materials of Environmental Concern.
     4.22 Insurance. Schedule 4.22 sets forth a list of all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company or any of the Company Subsidiaries in the ordinary course of business for the current period that includes the date hereof under which the Company or the Company Subsidiaries are the primary insured, other than policies or insurance related to the Benefit Plans (the “Insurance Policies”). All of the Insurance Policies are in full force and effect. Since the respective dates of the Insurance Policies, no written notice of cancellation or non-renewal with respect to any such policy has been received by the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has any self-insurance or co-insurance programs.
     4.23 Compliance With Legal Requirements; Governmental Authorizations. Except with respect to (a) Intellectual Property matters (which are addressed in Section 4.13), (b) employment and labor matters (which are addressed in Sections 4.17, 4.18 and 4.19) and (c) Environmental, Health and Safety matters (which are addressed in Section 4.21), (i) the Company Group is in compliance with all Legal Requirements, (ii) no notice from any Governmental Body has been received by the Company or any of the Company Subsidiaries nor is any Proceeding pending or, to the Knowledge of the Company, threatened with respect to any alleged violation by the Company or any Company Subsidiary of any Legal Requirement, (iii) the Company and the Company Subsidiaries have all Governmental Authorizations required by all applicable Legal Requirements in the operation of the Business, and (iv) the Company and the Company Subsidiaries are in compliance with such Governmental Authorizations.
     4.24 Brokers; Agents. None of the Company or any Company Subsidiary has dealt with any agent, finder, broker or other representative in any manner which could result in the Parent or the Surviving Entity being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the Transactions.
     4.25 Affiliate Transactions. Except as set forth on Schedule 4.25 and except for (a) normal advances for business expenses to employees consistent with past practice, (b) payment of compensation for employment or reimbursement of expenses to employees consistent with past practice, (c) participation in the Benefit Plans by employees, neither the Company nor any of the Company Subsidiaries has any further obligations pursuant to any management, consulting or similar agreement (whether written or otherwise) with any officer, director, 1% or greater stockholder or Affiliate of the Company or any of the Company Subsidiaries.
     4.26 No Undisclosed Liabilities. Except as and to the amounts disclosed on the Most Recent Balance Sheet, the Company Group has no liabilities, except for Liabilities incurred since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice. There are no off-balance sheet arrangements to which the Company or any Company Subsidiary is a party or otherwise involving the Company or any Company Subsidiary.
     4.27 Data Security and Privacy.
          (a) Schedule 4.27(a) contains each Company Privacy Policy in effect at any time since the inception of the Company and any of its predecessors and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.
          (b) Schedule 4.27(b) identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time since the inception of the Company and any of its predecessors (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the Knowledge of the Company and any Company Subsidiary, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.
          (c) The Company and each Company Subsidiary has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.
          (d) Neither the execution, delivery, or performance of this Agreement (or any of the Transaction Agreement) nor the consummation of any of the Transactions contemplated by this Agreement (or any of the Transaction Agreements), nor Parent’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.
     4.28 Internal Controls. The Company (a) makes and keeps accurate books and records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the Company and each Company Subsidiary, and (b) maintains internal accounting controls which provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of their respective financial statements in accordance with generally accepted accounting principles, (ii) receipts and expenditures are made only in accordance with general or specific authorizations of managers of the Company, and (iii) access to their respective assets is permitted only in accordance with general or specific authorizations of management and directors of the Company. The Company has not made any changes in its internal controls during the past three fiscal years and the interim period of the current fiscal year. The Company does not have any “control deficiencies”, as such term is defined in Section 404 of the Sarbanes-Oxley Act of 2002
     4.29 Propriety of Past Payments. (a) No unrecorded fund or asset of the Company or any Company Subsidiary has been established for any purpose, (b) no accumulation or use of corporate funds of the Company or any Company Subsidiary has been made without being properly accounted for in the books and records of the Company or the applicable Company Subsidiary, (c) no payment has been made by or on behalf of the Company or any Company Subsidiary with the understanding that nay party of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of the Company or any Company Subsidiary, any stockholder, director, officer, employee, or agent of the Company or any Company Subsidiary or any other person associated with or acting for or behalf of the Company or any Company Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any officer, director, stockholder, member or manager of the Company or any Company Subsidiary, the Company, any Company Subsidiary or any Affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for any stockholder, officer or director of the Company, the Company, any Company Subsidiary or any affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any stockholder, officer or director of the Company, the Company, any Company Subsidiary or any Affiliate of the Company or (iv) otherwise for the benefit of any stockholder, officer or director of the Company, the Company, any Company Subsidiary or any Affiliate of the company in violation of any Legal Requirement. None of the Company, any Company Subsidiary, or any current director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has (x) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (y) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.
     4.30 Other Representations. No representation or warranty by Company or any Company Subsidiary set forth in this Agreement, and no statement contained in any exhibit or schedule hereto, or any certificate or writing delivered in connection with this Agreement and the transactions contemplated herein contains any untrue statement of material fact or omits to state a fact necessary in order to make the statements contained herein or therein not misleading.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES
     The Parent Parties hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date that the following statements are true and correct:
     5.1 Authority. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation validly existing and in good standing under the laws of the State of Idaho. Each of the Parent Parties has the corporate power and authority to own or lease its properties and assets and to carry on all business activities currently conducted by it. Each of the Parent Parties has the corporate power and authority to enter into the Transaction Documents to be signed by it and to consummate the Transaction. The execution and delivery of the Transaction Documents to which any of the Parent Parties is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of such Parent Parties, as applicable. This Agreement has been, and at Closing each other Transaction Document to which any of the Parent Parties is a party will be, duly and validly executed and delivered by an authorized representative of such Parent Parties, as applicable. This Agreement constitutes, and at Closing each other Transaction Document to which any of the Parent Parties is a party will constitute, the legal, valid and binding obligations of such Parent Parties, as applicable, enforceable against such Parent Parties, as applicable, in accordance with their respective terms subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).
     5.2 No Conflict. Neither the execution and delivery of the Transaction Documents by the Parent Parties nor the consummation or performance of any of the Transactions will (a) contravene, conflict with, or result in a violation of or default under any provision of the certificate of incorporation or bylaws or other organizational documents of any of the Parent Parties, (b) contravene, conflict with, or result in a violation of or default under any Legal Requirement or any Order to any of the Parent Parties may be subject or (c) violate or conflict with, or result in a default under, or give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which any of the Parent Parties is subject. No action, consent, approval, order or authorization of, or registration, declaration or filing by any of the Parent Parties with, any Governmental Body is required to be obtained or made in connection with the execution and delivery of the Transaction Documents by the Parent Parties or the consummation by the Parent Parties of any of the Transactions.
     5.3 Proceedings. There is no Proceeding pending against or relating to any of the Parent Parties which, if determined adversely to any of the Parent Parties could affect the ability of any of the Parent Parties to consummate the Transactions.
     5.4 Brokers; Agents. None of the Parent Parties or any of their respective Affiliates has dealt with any agent, finder, broker or other representative in any manner which could result in the Stockholders or, if the Closing does not occur, the Company being liable for any fee or commission in the nature of a finder’s or originator’s fee in connection with the Transactions.
     5.5 Sufficient Funds. The Parent Parties will have, immediately prior to the Closing Date, the financial capability to consummate the Transaction on the terms and subject to the conditions set forth in this Agreement, including sufficient good funds to timely make all required payments.
     5.6 Issuance of Parent Common Stock. All shares of Parent Common Stock that are issued to Stockholders pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, (i) will be duly and validly issued free and clear of any Liens, fully paid and non-assessable, (ii) subject to the accuracy of the representations of the Stockholders contained in Article 13 and/or the Letter of Transmittals, will be issued and delivered in compliance with all applicable Legal Requirements (including federal and state securities laws), and (iii) will be entitled to all rights, preferences and privileges of all other shares of the Parent Common Stock as described in the Parent’s organizational documents. All corporate action on the part of the Parent by its officers, directors and stockholders necessary for the authorization and issuance of Parent Common Stock to Stockholders in accordance with the terms of this Agreement has been taken, and no further consent or authorization of the Parent, its directors, stockholders, any Governmental Body or organization or any other person or entity is required.
ARTICLE 6
PRE-CLOSING COVENANTS
     6.1 Access to Information. From and after the date hereof and until the Closing, upon reasonable notice, the Company shall provide to the Parent and its authorized Agents reasonable access during normal business hours to the offices, books and records, Returns, Contracts, commitments, facilities and accountants of the Company Group, and shall furnish and make available to the Parent and its authorized Agents all such documents and copies of documents (at the Parent’s expense) and all such additional financial and operating data and other information pertaining to the affairs of the Company Group as the Parent and its authorized Agents may reasonably request; provided, however, that the activities of the Parent and its Agents shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of the Company Group. Notwithstanding the foregoing, prior to the Closing Date, without the prior written consent of the Company, which consent shall not be unreasonably conditioned, delayed or withheld, none of the Parent Parties nor any of their Agents shall contact any suppliers to, or customers, employees or directors of, the Company or the Company Subsidiaries in connection with or pertaining to any subject matter of this Agreement.
     6.2 Operation of Business of Company Prior to Closing. At all times from and after the date of this Agreement until the Effective Time, the Company agrees that it shall (i) conduct the Business only in, and the Company Group shall not take any action except in, the ordinary course consistent with past practices, (ii) use best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company; and (iii) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company’s business. Further, except as otherwise permitted or required by this Agreement or as set forth on Exhibit F, prior to the Closing, neither the Company nor any Company Subsidiary shall do any of the following:
          (a) issue or grant any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company or any of the Company Subsidiaries;
          (b) engage in any practice, take any action, or enter into any transaction outside the ordinary course of business, except for distributions and bonuses that are disclosed to the Parent and consented to by the Parent which were made prior to the Effective Time and which have been accounted for in determining the Estimated Capitalization Amount;
          (c) effect any recapitalization, reclassification, split or like change in the capitalization of the Company or any Company Subsidiary;
          (d) amend or waive any provision of the organizational documents of the Company or any Company Subsidiary, including the articles of incorporation and the bylaws;
          (e) increase the compensation of officers and directors of the Company or any Company Subsidiary, except as required by any contract existing on the date hereof, or any other employees of the Company or any Company Subsidiary, except in the ordinary course of business, and except further, for distributions and bonuses that are disclosed to the Parent and consented to by the Parent which were made prior to the Effective Time and which have been accounted for in determining the Estimated Capitalization Amount;
          (f) create any Lien other than Permitted Liens;
          (g) sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Company or any Company Subsidiary except in the ordinary course of business;
          (h) acquire any properties or assets or enter into commitments for capital expenditures of the Company or any Company Subsidiary except those that do not exceed $10,000 for any individual acquisition or commitment and $20,000 for all acquisitions and commitments in the aggregate;
          (i) except for transfers of cash pursuant to normal cash management practices in the ordinary course of business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, the Stockholders or any of their respective Affiliates;
          (j) enter into any contract which materially restricts the ability of the Company or any Company Subsidiary to compete with, or conduct, any business or line of business in any geographic area;
          (k) make, revoke or change any material Tax election or settle or compromise any material Tax Liability;
          (l) make any payments outside the ordinary course of business for purposes of settling any dispute;
          (m) enter into any transaction with any stockholder, officer, director, employee or any Affiliate or family member of such Person;
          (n) incur any Indebtedness;
          (o) terminate any Material Contract or waive, release or assign any rights or claims under any Material Contract;
          (p) fail to file any Tax Return when due or fail to cause each such Tax Return when filed to be true, complete and correct in all material respects or fail to pay any Taxes when due;
          (q) hire any new employee not disclosed in Schedule 4.17;
          (r) make any change to its accounting methods, principles, policies, procedures or practices;
          (s) commence or settle any material Proceeding; or
          (t) agree or commit (whether written or otherwise) to do any of the foregoing.
          (u) Notwithstanding the foregoing, nothing in this Section 6.2 shall prohibit the Company or any of the Company Subsidiaries from taking any action or omitting to take any action as required or as contemplated by this Agreement, as required by Legal Requirement or otherwise approved in writing by the Parent.

     6.3 Efforts to Consummate. Each of parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, (a) the Company shall use commercially reasonable efforts to obtain the Required Consents and (b) the Company shall give any notices to, make any filings with, and use commercially reasonable efforts to obtain the Governmental Authorizations listed on Exhibit C. Nothing in this Agreement shall be construed as an attempt or an agreement by the Company or any of the Company Subsidiaries to assign or cause the assignment of any Contract or Governmental Authorization which is by Legal Requirement non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given.
     6.4 Execution of Additional Documents. Prior to Closing, from time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the Transactions.
     6.5 Publicity. Except as provided in Section 7.3, no public release or announcement concerning the Transactions shall be issued by any party hereto or such party’s Affiliates or Agents without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed, except as follows: (a) the Company may make such disclosure to its stockholders and employees as it deems necessary or desirable, provided that the Company shall first obtain the written consent of the Parent with respect to any such disclosure; (b) the Parent may disclose information if required or advisable under applicable federal securities laws or the requirements of any national securities exchange on which the Parent’s Common Stock is then listed, provided that the Parent will provide reasonable notice of the circumstances and form of such disclosure to the Company; (c) any release or announcement required by other applicable Legal Requirements, provided the party required to make the release or announcement allows the other party reasonable time to comment on such release or announcement in advance of such issuance; and (d) each party may disclose to their advisors the names of the Company and the Parent Parties, the date of the Transactions, the price and the key terms under this Agreement in order to facilitate the negotiation and consummation of the transactions contemplated hereby, provided, however, that such advisors understand the confidential nature of such information and agree to maintain the confidentiality of such information.
     6.6 No Solicitation.
          (a) The Company and the Stockholders shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.
          (b) During the period from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 8 or the Closing, the Company shall not and shall cause each of its current directors, current executive officers and other employees, affiliates, representatives and other Agents (including its financial, legal and accounting advisors) not to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal; (ii) furnish to any Person any nonpublic information or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or the making of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.
          (c) As promptly as practicable after receipt of any Acquisition Proposal or any written request for nonpublic information or written inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the fact that such Acquisition Proposal, request or inquiry was submitted or made and, to the extent not prohibited by any confidentiality obligation of the Company or any of its Affiliates to the Person or group making any such Acquisition Proposal, request or inquiry, the identity of such Person and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.
          (d) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.6 by any current executive officer or current director of the Company or any investment banker, attorney or representative of the Company shall be deemed to be a breach of this Section 6.6(d) by the Company.
     6.7 Stockholders Approval. Within twenty-four (24) hours of the date of this Agreement, the Company shall obtain an irrevocable written consent in a form reasonably acceptable to the Parent (i) approving the Merger, (ii) adopting this Agreement and (iii) designating Steven L. Hodges as the Stockholder Representative.
     6.8 Benefit Plan Terminations. If requested by the Parent, the Company will terminate and cease further contribution or the provision of coverage under any Benefit Plan effective as of the Effective Time and shall provide evidence to the Parent of the termination of such Benefit Plans, including resolutions of the Board of Directors in form and substance satisfactory to the Parent.
ARTICLE 7
POST-CLOSING COVENANTS
     7.1 Records and Personnel.
          (a) The Stockholder Representative may, following the Closing, retain copies of the Company’s and each Company Subsidiary’s Records, including Records stored on computer disks or tapes or any other storage medium, as the Stockholder Representative is reasonably likely to need in connection with any accounting, auditing and Tax requirements, any Legal Requirements and any claims or Proceedings relating in whole or in part to the Stockholders, the Company or a Company Subsidiary. The Parent shall cause the Surviving Entity to retain the Records of the Company for a period of at least three (3) years following the Closing and any other Company Records for the period prior to the Closing in accordance with the Company’s standard records retention policy. Following the expiration of such three (3) year period, the Surviving Entity may dispose of such delivered Records provided that the Parent gives the Stockholder Representative at least thirty (30) days’ prior written notice of any such disposition, and if requested by the Stockholder Representative, delivers any of such Records as the Stockholder Representative may request. During the period in which the Surviving Entity maintains such Records, upon reasonable notice and request by the Stockholder Representative, the Surviving Entity, during normal business hours, shall permit the Stockholder Representative or any of its Agents to examine, copy and make extracts from all Records, at the cost and expense of the Stockholder Representative, as the Stockholder Representative and such Agents are reasonably likely to need in connection with any accounting, auditing and Tax requirements, any Legal Requirements and any claims or Proceedings relating in whole or in part to the Stockholders, the Company or a Company Subsidiary.
          (b) The Parent shall also cause the Surviving Entity and each Company Subsidiary to make employees of the Surviving Entity and each Company Subsidiary available to the Stockholder Representative and its Agents at such employees’ normal business location and during such employees’ normal business hours to provide such assistance to the Stockholder Representative as may be reasonably requested by the Stockholder Representative from time to time in connection with the Stockholders’ involvement in the Company and each Company Subsidiary, as follows:
               (i) to assist, as requested, in responding to inquiries from or audits by or required by any Governmental Body or to assist, as requested, in connection with any Legal Requirement, including preparation of responses and other required documents;
               (ii) to provide support and information as necessary in connection with any accounting requirements or to prepare appropriate financial statements;
               (iii) to provide support and information necessary for preparing Returns for periods prior to and including the years ending on or prior to the Closing Date;
               (iv) to provide support and information to respond to any Tax inquiries, audits or other Proceedings for any period or partial period prior to the Closing Date; and
               (v) to provide other assistance of a similar nature as may be reasonably required by the Stockholder Representative.
     7.2 Cooperation. The parties hereto shall reasonably cooperate with each other and shall cause their respective Agents to cooperate with each other following the Closing to ensure the orderly transition of the ownership of the Company and the Company Subsidiaries and the Business to the Parent and to minimize any disruption to the Business that might result from the

Transactions.
     7.3 Publicity. Following the Closing, the Parent and the Surviving Entity have complete discretion to announce the Transaction including the general terms thereof and any other information with respect to the Transaction as the Parent may determine in its sole any absolute discretion. Following the Closing, no other party or such party’s Affiliates or Agents may make any public release or announcement concerning the Transactions without the prior consent of the Parent.
     7.4 Termination of Personal Guarantee. Following the Closing, the Parent shall use its commercially reasonable efforts to cause to be terminated the personal guarantee of Steven L. Hodges existing as of the Effective Time with respect to that certain building lease set forth on Schedule 4.10.
ARTICLE 8
TERMINATION
     8.1 Grounds for Termination. This Agreement may, by notice given prior to or at the Closing, be terminated as follows:
          (a) by mutual written consent of the Parent and the Company;
          (b) by either the Parent or the Company if the Closing has not occurred (other than as a result of the failure of any party seeking to terminate this Agreement to comply fully with such party’s obligations under this Agreement) on or before February 28, 2011 (the “Termination Date”), or such later date as the parties may agree upon in writing;
          (c) by the Parent if there shall have been a breach or failure to perform any covenant or agreement on the part of the Company contained in this Agreement (i) that causes (or would reasonably be expected to cause) any condition precedent to Parent’s or Merger Sub’s obligations as set forth in Section 3.2 not to be satisfied, and (ii) which breach or failure to perform is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (A) twenty (20) days following notice of such breach and (B) the Termination Date;
          (d) by the Parent if the Company shall fail to deliver the written consent required by Section 6.7 with the time specified by such Section; and
          (e) by the Company if there shall have been a breach or failure to perform any covenant or agreement on the part any of the Parent Parties contained in this Agreement (i) that causes (or would reasonably be expected to cause) any condition precedent to the Company’s obligations as set forth in Section 3.3 not to be satisfied, and (ii) which breach or failure to perform is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (A) twenty (20) days following notice of such breach and (B) the Termination Date.

     8.2 Effect of Termination. Any termination of this Agreement by a party under thisArticle 8 shall be without liability to the other parties other than any liability of any party may have arising out of a breach of this Agreement prior to such termination. Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement prior to such termination, in which case the terminating party shall retain its rights against such other party in respect of such other party’s breach.
     8.3 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(e) the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.
ARTICLE 9
INDEMNIFICATION
     9.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second (2nd) anniversary of the Closing Date; provided that:
          (a) all covenants and agreements contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until fully performed; and
          (b) in the case of Intellectual Property (Section 4.13), Tax matters (Section 4.15), Benefit Plans (Sections 4.18 and 4.19), and Environmental Health and Safety Laws (Section 4.21), all related representations and warranties shall survive until the expiration of the statutory period of limitations applicable to claims pertaining to such matters, if later (giving effect to any waiver, mitigation or extension thereof).
     Any Claim (as hereinafter defined) based upon a breach of a representation, warranty, agreement or covenant which is made in writing prior to the expiration of the applicable survival period shall survive such expiration until resolved or judicially determined.
     9.2 Indemnification by Stockholders.
          (a) Each Stockholder and its successors and assigns, jointly and severally, shall indemnify and defend the Parent Indemnified Parties and hold them harmless from and against any and all Losses of or against the Parent Indemnified Parties after the Closing to the extent resulting from or arising out of (i) any breach as of the date hereof or as of the Closing Date of any representation or warranty made by the Company, any Company Subsidiary or any Stockholder in the Transaction Documents, (ii) any breach or non-fulfillment of any agreement or covenant of the Company or any Company Subsidiary contained in the Transaction

Documents which are to be performed prior to Closing, (iii) any breach or non-fulfillment of any agreement or covenant of the Stockholders contained in the Transaction Documents which are to be performed after the Closing, (iv) any inaccuracy in the Estimated Statement that is not adjusted through the reconciliation to the Final Statement pursuant to Section 2.4, (v) the amount of any Company Transaction Expenses not taken into account in determining Merger Consideration pursuant to Section 2.1(a), (vi) Pre-Closing Taxes except to the extent previously paid or reimbursed pursuant to Article 10, (vii) any suit or Proceeding relating to actions or failures to act that occurred prior to the Closing, and (viii) amounts paid holders of Dissenting Shares in excess of the portion of the Final Merger Consideration applicable to such holders of Dissenting Shares (determined as if such holders did not hold Dissenting Shares).
          (b) Subject to the limitations, conditions and restrictions set forth in this Agreement, each Stockholder shall severally indemnify and defend the Parent Indemnified Parties and hold them harmless from and against any and all Losses incurred or suffered by them to the extent resulting from or arising out of (i) any breach of any representation, warranty or covenant made by such Stockholder in such Stockholder’s Letter of Transmittal or in Article 13 to this Agreement and (ii) any failure of such Stockholder to have good, valid and marketable title, free and clear of all Liens, to the capital stock of the Company issued in the name of such Stockholder.
          (c) Subject to the limitation, conditions and restrictions set forth in this Agreement, each Restricted Stockholder, jointly and severally, shall indemnify the Parent Indemnified Parties and hold them harmless from and against any and all Losses incurred or suffered by them to the extent resulting from any breach of Section 13.2 by any Restricted Stockholder.
     9.3 Procedure Relative to Indemnification.
          (a) In the event that any Parent Indemnified Party hereto shall claim that it is entitled to be indemnified, defended or held harmless pursuant to the terms of this Article 9 (each, a “Claim”), such party (the “Claiming Party”) shall notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing (a “Claim Notice”) of such Claim promptly after the Claiming Party receives notice of any action, Proceeding, demand or assessment or otherwise has received notice or become aware of any claim that may reasonably be expected to result in a Claim by the Claiming Party against the Indemnifying Party (provided that in the event of a delay in giving such notice, the Indemnifying Party shall not be relieved of its indemnification obligations hereunder unless it is materially prejudiced thereby). The Claim Notice shall specify the breach of representation, warranty, agreement or covenant or other basis for indemnification claimed by the Claiming Party and the Losses incurred by, or actually or potentially imposed upon, the Claiming Party on account thereof. If such Losses are liquidated in amount, the Claim Notice shall so state and such amount shall be deemed the amount of the Claim of the Claiming Party. If the amount is not liquidated, the Claim Notice shall so state and in such event a Claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party.
          (b) The following provisions shall apply to Claims of the Claiming Party which are based upon a claim by a third-party (a “Third-Party Claim”) (including any form of Proceeding filed or instituted by any Governmental Body), except as otherwise provided in Article 10 with respect to Tax Audits:
               (i) The Indemnifying Party shall have the right, upon receipt of the Claim Notice and at its expense, to defend such Third-Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at the Claiming Party’s expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such Third-Party Claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, in the event that Parent determines in its reasonable judgment that (x) there is a probability that the amount of Loss claimed will be greater than the Indemnity Escrow Amount; (y) the Claims include claims seeking equitable or other non-monetary relief, or (z) there is a probability that a Third-Party Claim may adversely affect its rights to conduct the Business after the Closing Date, then Parent may, by written notice to the Stockholder Representative, assume the exclusive right to control, defend, compromise, or settle such Third-Party Claim and the amount of such Loss, if any, and the reasonable fees and expenses of counsel shall be considered Losses for purposes of this Agreement. In all such cases, the Indemnifying Party will have the right to participate, at Indemnifying Party’s expense, in the defense or settlement of such claim with counsel reasonably satisfactory to Parent.
               (ii) If the Indemnifying Party elects to defend the Third-Party Claim, and as a condition thereto, the Indemnifying Party shall acknowledge its indemnification obligations hereunder with respect to such Third-Party Claim and shall thereby waive its right to dispute the merits of the Third-Party Claim or to otherwise dispute that the Third-Party Claim is the subject of indemnification hereunder.
               (iii) In the event the Indemnifying Party shall notify the Claiming Party that the Indemnifying Party does not wish to defend the Third-Party Claim (or otherwise under the circumstances described in either of the penultimate sentence of Section 9.3(b)(i)) the Claiming Party shall have the right to conduct a defense against such Third-Party Claim and shall have the right to settle and compromise such Third-Party Claim if it acts reasonably and in good faith upon ten (10) days’ notice to, but without having to first obtain the consent of, the Indemnifying Party.
          (c) Upon receipt of a Claim Notice that does not involve a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from the receipt of such Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such Claim. If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such Claim shall be deemed, conclusively, a liability of the Indemnifying Party hereunder. If the Indemnifying Party does timely notify the Claiming Party of such dispute, then the Claiming Party shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30)-day period there remains a dispute as to any such Claim, then the Claiming Party and the Indemnifying Party shall attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such Claim. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Parent and the Stockholder Representative. If the parties do not agree within such additional thirty (30)-day period, then the Claiming Party may pursue any and all other remedies available to it hereunder.
          (d) Once the amount of any Claim under this Article 9 is liquidated and the Claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article 9 and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article 9 whether the same shall be enforced by suit or otherwise which the Indemnifying Party and the Claiming Party agree are due to the Claiming Party or which a court, arbitrator or other judicial body determines are due to the Claiming Party.
          (e) For purposes of this Section 9.3 and subject to Article 11, the Stockholder Representative shall act on behalf of the Stockholders collectively, and on behalf of an individual Stockholder if so requested by such Stockholder and so agreed by the Stockholder Representative.
     9.4 Limits on Indemnification.
          (a) Notwithstanding anything contained in the Transaction Documents to the contrary, neither the Stockholders nor the Company shall be obligated to indemnify, defend or hold harmless any Parent Indemnified Party with respect to any Losses from any Claim or Claims under Section 9.2(a)(i) except to the extent that the aggregate Losses from all Claims exceed $100,000 (the “Basket Amount”) in which case the Parent Indemnified Party shall be entitled to be indemnified against the full amount of such Losses (and not merely the portion of such Losses exceeding $100,000); provided, however, that the Basket Amount shall not apply to any breach of the following representations and warranties: Section 4.1 (Authority; Authorization; Enforceability), Section 4.7 (Capitalization), Section 4.13 (Intellectual Property), Section 4.15 (Taxes), Section 4.19 (Employee Benefits; ERISA), Section 4.28 (Internal Controls), and Section 4.29 (Propriety of Past Payments).
          (b) None of the limitations set forth in Section 9.1 or this Section 9.4 shall apply in the case of indemnification for Pre-Closing Taxes or any Losses or other indemnification matter based upon, arising out of, or relating to willful or intentional misrepresentations, fraud or criminal matters.
          (c) Except as provided in Section 9.4(b), in no event shall (i) the total indemnity obligation of all of the Stockholders exceed the Merger Consideration or (ii) the individual indemnity obligation of any particular Stockholder exceed the portion of the Merger Consideration payable to such Stockholder.

          (d) The amount of any Losses for which indemnification is provided under this Article 9 shall be (i) net of any amounts actually recovered by the Claiming Party under any insurance policy with respect to such Losses and (ii) net of any amounts actually recovered from any third person (by contribution, indemnification or otherwise) with respect to such Losses.
     9.5 Certain Indemnification Matters.
          (a) The Stockholders shall have no right to seek contribution from the Company with respect to all or any part of any of the Stockholders’ indemnification obligations under this Article 9.
          (b) In connection with any exercise by the Parent Parties of their indemnification rights under this Article 9, the Parent Parties shall be entitled to make all Claims through and deal exclusively with the Stockholder Representative for any Stockholder who is an indemnifying party hereunder.
          (c) For the purpose of determining the amount of the Losses resulting from a breach or inaccuracy of a representation, warranty, or covenant of the Company or the Stockholders (but not for the purpose of determining the existence of such breach or inaccuracy), any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).
          (d) The right to indemnification, reimbursement or other remedy provided by this Agreement shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant, agreement or obligation providing the basis for any indemnification obligation owed to, reimbursement obligation owed to or any other remedy of any Parent Indemnified Party.
          (e) The Indemnity Escrow Amount shall be the first source, but not the sole source, to satisfy the indemnification provisions of Article 9 owed to the Parent Indemnified Parties.
ARTICLE 10
TAX MATTERS
     10.1 Tax Returns. The Parent shall cause the Surviving Entity to timely file all Returns of the Surviving Entity and the Company Subsidiaries due on or after the Closing Date. Except as required by law, such Returns shall be prepared and filed on a basis consistent with the existing procedures for preparing such Returns and in a manner consistent with prior practices, elections and accounting methods for the treatment of specific items on a Return. Within thirty (30) days after the filing of any Pre-Closing Tax Return, the Parent shall, or shall cause the

Surviving Entity to, deliver to the Stockholder Representative a copy of such Pre-Closing Tax Return (or a portion of the workpapers related to a Return showing calculations related to a Pre-Closing Tax Period) for the Stockholder Representative’s review and comment. If the Stockholder Representative believes that any Return should have been prepared differently, the Stockholder Representative may so inform the Parent. If the Parent agrees, it will amend such Return. If the Parent disagrees, and the parties cannot resolve their differences, then the parties shall engage a nationally recognized accounting firm to make a final determination of whether or not the Return should be amended. The fees and expenses of such accounting firm shall be borne equally by the Parties.
     10.2 Tax Audits.
          (a) Parent shall notify the Stockholder Representative in writing within 20 days after receipt by Parent or the Surviving Entity or any Subsidiary of the Surviving Entity of written notice of the commencement of any official inquiry, examination, audit or other administrative or judicial proceeding regarding any Return or Taxes for any Pre-Closing Tax Period (“Tax Audit”); provided, that the failure to provide such notice shall not relieve Stockholders of their obligations pursuant to Article 9 or this Article 10, except to the extent Stockholders are materially prejudiced thereby. The Stockholder Representative shall notify Parent in writing within 20 days after receipt by the Stockholder Representative or any Stockholder of written notice of the commencement of any Tax Audit regarding any Return or Taxes of the Surviving Entity, or any Subsidiary of the Surviving Entity.
          (b) Parent shall have the right to control the handling, disposition and/or settlement of any Tax Audit; provided, that Parent shall keep Stockholder Representative reasonably informed as to the status of and material developments in such Tax Audit and provide Stockholder Representative with copies of any written materials relating to such Tax Audit received from or submitted to any Governmental Body. The Stockholders shall, jointly and severally, promptly pay or reimburse Parent for the amount, if any, paid to any Governmental Body pursuant to such Tax Audit and for any costs or expenses incurred in connection with the conduct, defense or settlement of such Tax Audit.
     10.3 Transfer Taxes. All stock transfer, property transfer, excise, sales, use, documentary, stamp, Taxes and all conveyance fees, recording charges and other similar Taxes (including interest, penalties and additions to any such taxes) in each case including any such Taxes or fees levied upon the transfer of stock or other equity interests in an entity on account of such entity’s direct or indirect ownership of property (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by Stockholders. Parent shall timely prepare and file all necessary Returns and other documentation with respect to such Transfer Taxes. The Stockholders shall promptly reimburse Parent for the cost and expense of such Transfer Taxes and of preparing and filing such Returns.
     10.4 Tax Cooperation. From and after the Closing Date, each of Parent, the Stockholder Representative and the Stockholders shall cooperate, as reasonably requested, in connection with the preparation of any Returns of the Company, or any Subsidiary of the Company and in connection with any Tax Audits with respect to Taxes or Returns. Such cooperation shall include the retention and (upon the other party’s request, at the requesting parties cost and expense) the provision of records and information which are reasonably relevant to any such Tax Audit. Parent and the Stockholders (or Stockholder Representative, as appropriate) shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     10.5 Tax Sharing Agreements. All Tax sharing agreements or similar agreements (including without limitation any obligation to make tax distributions) with respect to or involving the Company or any Subsidiary of the Company shall be terminated as of the Closing Date and, after the Closing Date, no such Person shall be bound thereby or have any liability thereunder. For the purposes of this Section 10.5, the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any Subsidiary of the Company and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.
     10.6 Conflicts. In the event of a conflict between the provisions of this Article 10 and Article 9, this Article 10 shall exclusively govern any matter relating to Taxes.
     10.7 Tax Treatment of Certain Payments. For all relevant Tax purposes, all indemnification payments paid pursuant to Article 9 shall be treated as adjustments to the Merger Consideration.
     10.8 § 338(h)(10) Election. If requested by Parent, the Stockholders shall join with the Surviving Entity in making § 338(h)(10) Election(s) (i.e., elections under § 338(h)(10) of the Code and any corresponding election under state Tax law) with respect to the Merger hereunder. The Surviving Entity will notify the Stockholders Representative of its intent to make such election at any time prior to the last date for filing such election as required by applicable law. The parties agree that upon the making of a § 338(h)(10) Election, the Final Merger Consideration, the liabilities of the Surviving Entity, and any other relevant items shall be allocated for income Tax purposes among the assets of the Surviving Entity in accordance with an allocation schedule prepared by the Parent or the Surviving Entity in accordance with §338 and § 1060 of the Code (as adjusted by the Parent or Surviving Entity for any subsequent payments pursuant to this Agreement), and Surviving Entity and the Stockholders shall report consistently with such allocation for all Tax purposes. The Stockholders shall timely execute and file, or deliver to Parent and Surviving Entity for filing (as requested by Parent or Surviving Entity), all documents and forms Parent or Surviving Entity may request in connection with the § 338(h)(10) Election, including without limitation IRS Forms 8023 and 8594. For the avoidance of doubt, Parent and Surviving Entity shall have no payment obligation to the Stockholders as a result of a § 338(h)(10) Election other than a payment (the “Gross-up Payment”) to the Stockholders pro rata in accordance with their interests in the Merger Consideration. The amount of the Gross-up Payment shall be equal to the lesser of (a) $250,000 or (b) the incremental marginal tax on ordinary income plus the gross-up amount for long-term capital gain multiplied by the aggregate ordinary income and short-term capital gain recognized by the Company as a result of the § 338(h)(10) Election, and such amount shall be mutually agreed upon by the Parent and the Stockholders Representative.
ARTICLE 11
STOCKHOLDER REPRESENTATIVE
     11.1 Appointment of the Stockholder Representative. By approval and adoption of this Agreement, each Stockholder hereby irrevocably appoints Steven J. Hodges, as its, his or her true and lawful attorney-in-fact and agent (the “Stockholder Representative”), with full power of substitution or resubstitution by written designation of and notice to Parent of a successor shareholder representative, to act on behalf of such Stockholder and the Stockholders collectively in any disputes involving the Transaction Documents (other than any disputes involving Claims for which such Stockholder is solely liable), to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholder Representative shall deem necessary or appropriate in connection with the Transactions, including the power:
          (a) to act for such Stockholder with regard to Claims (other than Claims for which such Stockholder is solely liable), including the power to compromise or settle any Claim on behalf of such Stockholder and to transact matters of litigation, and to act for such Stockholder under the Escrow Agreement;
          (b) to execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Stockholder Representative deems necessary or appropriate in connection with the consummation of the Transactions;
          (c) to receive funds, make payments of funds, and give receipts for funds;
          (d) to receive funds for the payment of expenses of such Stockholder and apply such funds in payment for such expenses; and
          (e) to do or refrain from doing any further act or deed on behalf of such Stockholder that the Stockholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Stockholder could do if personally present.
     11.2 Other Powers and Duties of the Stockholder Representative. The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and the parties hereto and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative in all matters referred to herein. Any action taken by the Stockholder Representative must be in writing and must be signed by the Stockholder Representative. All notices required to be made or delivered by any Parent Party or the Surviving Entity to the Stockholders pursuant to Section 11.1 or 11.2 or otherwise shall be made to the Stockholder Representative, which shall discharge in full all other notice requirements of the Parent Parties to the Stockholders with respect thereto. The

Stockholders hereby confirm and ratify all that the Stockholder Representative shall do or cause to be done by virtue of its appointment as the representative of the Stockholders hereunder. The Stockholder Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Stockholders, and consistent with the obligations of the Stockholders under this Agreement, but the Stockholder Representative shall not be responsible to the Stockholders for any Losses which the Stockholders may suffer by the performance of the Stockholder Representative’s duties under this Agreement, other than loss or damages arising from willful violation of any Legal Requirement, bad faith or fraud in the performance of such duties under this Agreement and in no event shall any such losses or damages include consequential, incidental, indirect, special, exemplary or punitive losses or damages of any kind whatsoever. The Stockholder Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Stockholder Representative.
     11.3 Reliance by the Stockholder Representative. The Stockholder Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any party hereto or any other evidence reasonably deemed by the Stockholder Representative to be reliable, and the Stockholder Representative shall be entitled to act on the advice of counsel selected by it. The Stockholder Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of the Stockholders as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Stockholders (severally but not jointly) against any and all liability and expense that the Stockholder Representative may incur by reason of taking or continuing to take any such action. The Stockholder Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of the Stockholders whose Indemnity Escrow Account balances, in the aggregate, at the time of such request exceed 50% of the Indemnity Escrow Account balances of all Stockholders at the time of such request (and if there shall be no Indemnity Escrow Account balances at such time, then such 50% shall be determined by the ownership percentages of the Stockholders immediately prior to the Effective Time), and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all the Stockholders to the extent otherwise permitted hereunder. Notwithstanding the foregoing, the Stockholder Representative is not required to seek any such approval and may act alone as determined in his sole judgment.
     11.4 Expenses of the Stockholder Representative. The Stockholder Representative shall be entitled to retain counsel and to incur such expenses (including court costs and reasonable attorneys’ fees and expenses) as the Stockholder Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement. Each Stockholder shall bear a percentage of all reasonable fees and expenses incurred by the Stockholder Representative in performing its duties hereunder or under the Escrow Agreement, which percentage shall be equal to the balance of such Stockholder’s Indemnity Escrow Account at the time such fees and expenses are incurred, divided by the balance of all of the Stockholders’ Indemnity Escrow Accounts, in the aggregate, at the time such fees and expenses are incurred. If, on the date that the amounts remaining in the Indemnity Escrow Accounts are distributed to Stockholders there remain amounts greater than zero in such

Indemnity Escrow Accounts, the Stockholder Representative may request that the Escrow Agent to deduct such fees and expenses of the Stockholder Representative from the amounts in the Stockholders’ respective Indemnity Escrow Accounts otherwise distributable to the Stockholders.
     11.5 Indemnification. Each Stockholder hereby agrees (severally but not jointly) to indemnify the Stockholder Representative (in its capacity as such) against, and to hold the Stockholder Representative (in its capacity as such) harmless from, its proportionate share (based on the aggregate portion of the Merger Consideration payable with respect to all of the shares of capital stock of the Company held of record by such Stockholder as a percentage of the Merger Consideration) of any and all Losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Stockholder Representative in such capacity in any way relating to or arising out of the Stockholder Representative’s action or failure to take action pursuant to this Agreement or the Escrow Agreement or in connection herewith or therewith in such capacity; provided, however, that no Stockholder shall be liable for the payment of any portion of such Losses to the extent resulting from the bad faith or fraud of the Stockholder Representative or any violation by the Stockholder Representative of its obligations under this Agreement. Each Stockholder hereby authorizes the Stockholder Representative to apply proceeds otherwise distributable to the Stockholders pursuant to this Agreement or the Escrow Agreement to satisfy any of such Stockholder’s obligations under this Section 11.5.
     11.6 Survival. The agreements in this Article 11 shall survive termination of this Agreement.
ARTICLE 12
DEFINITIONS
     “§338(h)(10) Election” has the meaning set forth in Section 4.15(o).
     “Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any equity interest or other voting securities of any member of the Company Group, whether by tender offer, exchange offer, merger, consolidation, business combination or similar transaction involving any member of the Company Group; (b) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act), or any sale, lease, exchange, transfer, license or disposition by any member of the Company Group of, any assets or properties of any member of the Company Group, other than in the ordinary course of business; or (c) any liquidation, dissolution or winding up of any member of the Company Group.
     “Accredited Holder” means any holder of capital stock of the Company who has at least three (3) days prior to the Closing Date delivered to the Company and the Parent representations and warranties in the form letter set forth as Exhibit I hereto (the “Accredited Investor Representations Letter”).

     “Affiliate” means with reference to any Person, another Person controlled by, under the control of or under common control with, that Person.
     “Agent” means with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
     “Agreement” has the meaning set forth in the Preamble to this Agreement.
     “Articles of Merger” has the meaning set forth in Section 1.2.
     “Basket Amount” has the meaning set forth in Section 9.4(a).
     “Benefit Plans” has the meaning set forth in Section 4.19(a).
     “Business” means the business of the Company and the Company Subsidiaries as currently conducted.
     “Capitalization Amount” means the difference (which may be a positive number or negative number) between (i) the amount of all current assets of the Company Group as of the Closing Date (calculated in accordance with GAAP) plus amounts with respect to agreed upon work in process as reflected in the Estimated Statement and (ii) the amount of all liabilities of the Company Group as of the Closing Date (including any Indebtedness discharged) (calculated in accordance with GAAP) and, to the extent not duplicative of amounts included as liabilities, the Transaction Expenses, which for the avoidance of doubt shall be calculated after giving effect to any amounts paid, accrued or otherwise payable to each employee, including any profit sharing and matching contributions due (but only to the extent such contributions have not already been made), with respect to the fiscal year ending December 31, 2010.
     “Cause” with respect to any Retained Employee, means (i) the failure to perform, or negligence in the performance of, such Retained Employee’s duties to the Parent or any of its Affiliates; (ii) the breach by such Retained Employee of any obligation to the Parent or any of its Affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) such Retained Employee’s fraud, embezzlement or other dishonesty with respect to the Parent or any of its Affiliates; or (iv) such Retained Employee’s conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude.
     “Cash Merger Consideration” has the meaning set forth in Section 2.2(a).
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Claim” has the meaning set forth in Section 9.3(a).
     “Claim Notice” has the meaning set forth in Section 9.3(a).
     “Claiming Party” has the meaning set forth in Section 9.3(a)

     “Closing” means the closing of the Transaction.
     “Closing Date” means the date on which the Closing occurs.
     “Code” has the meaning set forth in the Preamble to this Agreement.
     “Common Shares” means shares of common stock, no par value per share, of the Company.
     “Company” has the meaning set forth in the Preamble to this Agreement.
     “Company Group” means the Company and the Company Subsidiaries, on a consolidated basis.
     “Company IP” means (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary.
     “Company IP Contract” means any Contract to which the Company or any Company Subsidiary is a party or by which the Company or such Company Subsidiary is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company or such Company Subsidiary.
     “Company Privacy Policy” means each external or internal, past or present privacy policy of the Company or any Company Subsidiary, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.
     “Company Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company or any Company Subsidiary.
     “Company Software” has the meaning set forth in Section 4.13(l).
     “Company Subsidiary” means Irrigation Load Control, LLC, which was dissolved prior to the date of this Agreement.
     “Company Transaction Expenses” means all legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by the Company Group in connection with the negotiation and performance of this Agreement, the other Transaction Documents and the Transactions.
     “Company Website” means any public or private website owned, maintained, or operated at any time by or on behalf of the Company or any Company Subsidiary.

     “Contract” means any agreement, contract, obligation, promise or undertaking that is legally binding.
     “Disability” with respect to any Retained Employee, means a physical infirmity that impairs such Retained Employee’s ability to substantially perform such Retained Employee’s duties with the Parent for twelve consecutive months.
     “Effective Time” has the meaning set forth in Section 1.2.
     “Environmental, Health and Safety Laws” means all existing and applicable Legal Requirements of federal, state and local Governmental Bodies concerning pollution or protection of the environment, public health and safety or employee health and safety, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, as such requirements are enacted and in effect on the Closing Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations promulgated thereunder.
     “ERISA Plan” has the meaning set forth in Section 4.19(a).
     “Escrow Agreement” means the Escrow Agreement among the Stockholder Representative, the Parent and U.S. Bank National Association, as escrow agent.
     “Estimated Merger Consideration” has the meaning set forth in Section 2.2(a).
     “Estimated Statement” has the meaning set forth in Section 2.2(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Final Merger Consideration” has the meaning set forth in Section 2.4(a).
     “Final Statement” has the meaning set forth in Section 2.4(e).
     “Financial Statements” has the meaning set forth in Section 4.14.
     “First Holdback Amount” means $3,500,000, comprised solely of Stock Merger Consideration payable to the Stockholders who are Accredited Holders valued at the Ten-Day Trading Average Price, and solely of Cash Merger Consideration payable to Stockholders who are Non-Accredited Holders. For the avoidance of doubt, Non-Accredited Holders shall have no rights to any First Holdback Amount consisting of Stock Merger Consideration, and Accredited Holders shall have no rights to any First Holdback Amount consisting of Cash Merger Consideration.

     “GAAP” means generally accepted United States accounting principles and practices recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial position, the result of operations and operating cash flow on a consolidated basis of the party, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other board or committee) in order to continue as generally accepted accounting principles or practice may be so changed.
     “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.
     “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.
     “Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Gross Profit” means gross profit as calculated in accordance with GAAP, adding back any expense that is reflected in gross profit under GAAP related to the amortization of the fair value of intangible assets that resulted from this Merger.
     “IBCA” has the meaning set forth in the Recitals of this Agreement.
     “Indebtedness” of any Person means any liability (including guarantees of liability) of any Person (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations for all or any part of the deferred purchase price of such property.
     “Indemnifying Party” has the meaning set forth in Section 9.3(a).
     “Indemnity Escrow Account” has the meaning set forth in Section 2.3(a).

     “Indemnity Escrow Amount” means $3,000,000, comprised solely of Stock Merger Consideration attributable to the Stockholders who are Accredited Holders valued at the Ten-Day Trading Average Price, and solely of Cash Merger Consideration attributable to Stockholders who are Non-Accredited Holders. For the avoidance of doubt, Non-Accredited Holders shall have no rights to any Indemnity Escrow Amount consisting of Stock Merger Consideration, and Accredited Holders shall have no rights to any Indemnity Escrow Amount consisting of Cash Merger Consideration
     “Insurance Policies” has the meaning set forth in Section 4.22.
     “Intellectual Property” means and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, intellectual property cores (“IP Cores”), inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     “Intellectual Property Rights” mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
     “Interim Financial Statements” has the meaning set forth in Section 4.14.
     “IRS” means the Internal Revenue Service.
     “Knowledge” with respect to the Company and the Company Subsidiaries shall mean (A) the actual knowledge of Steven L. Hodges, Joe Bowen, John Laughlin, Nic Stover, Rick Anderson and Dave Moulin of the Company or the Company Subsidiary, or (B) such knowledge as any of the individuals identified in clause (A) would have had if they had conducted due and reasonable inquiry prior to Closing.
     “Leased Real Estate” means property leased, used or occupied by the Company or a Company Subsidiary pursuant to a Real Property Lease.

     “Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
     “Letter of Transmittal” has the meaning set forth in Section 2.2(b).
     “Liens” means all mortgages, pledges, security interests, encumbrances, title defects, title retention agreements, voting trust agreements, liens, charges or similar restrictions or limitations, including a restriction on the right to vote, sell or otherwise dispose of any shares of capital stock of the Company (other than restrictions on transfers imposed by federal or state securities laws).
     “Line of Credit” means that certain line of credit provided to the Company by D.L. Evans Bank, dated as of April 16, 2008, and all related documents.
     “Losses” means all damages, losses, deficiencies, liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees), Taxes and interest on any of the foregoing.
     “Material Adverse Effect” means any circumstance, development, effect, event, condition, change or occurrence (any such item, an “Effect”) that (a) has been, or reasonably could be expected to be, materially adverse to the Business, condition (financial or otherwise), prospects, assets, liabilities or results of operations of the Company or the Surviving Entity, as applicable, and the Company Subsidiaries (taken as a whole) or (b) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of the Company to timely consummate the Transactions.
     “Material Contract” means any of the following Contracts currently in effect:
     (a) under which the Company or a Company Subsidiary is or is likely to be entitled to receive revenues of more than $25,000 in any calendar year;
     (b) under which the Company or a Company Subsidiary is or is likely to become subject to any obligation to pay a liability of more than $25,000 in any calendar year;
     (c) by which assets owned or used by the Company or a Company Subsidiary having a net book value of $25,000 or more are bound;
     (d) which creates a Lien on any property or asset of the Company (other than Permitted Liens) or the Shares;
     (e) which constitutes a Real Property Lease;
     (f) under which the Company or any of the Company Subsidiaries has granted or received a license or sublicense or under which the Company or a Company Subsidiary is obligated to pay or has the right to receive a royalty, license fee or similar payment, in each case that is material to the Business (excluding any Contract made in the ordinary course of business for information technology products or services (including software, hardware and telecommunication services) which is expected to be fully performed within one year after the date thereof, which does not require annual expenditures in excess of $25,000 or which may be terminated without material penalty or payment on 30 days’ notice or less);
     (g) between the Company or a Company Subsidiary and any Stockholder which holds more than 1% of the Shares, any Related Person of any such Stockholder or any Affiliate of any such Stockholder;
     (h) containing covenants that limit the freedom of the Company or a Company Subsidiary to engage in any line of business or to compete with any Person;
     (i) governing Indebtedness, to the extent not repaid prior to or at Closing;
     (j) granting to any Person a first refusal, a first offer or similar preferential right to purchase or acquire any Shares;
     (k) with any customer involving the Company’s or a Subsidiary’s license, sale or provision of products or services, Company Intellectual Property or other assets that has generated more than $25,000 in consolidated revenues for the Company and its Subsidiaries during either of the fiscal years ended December 31, 2008 or December 31, 2009 or anticipated to generate more than $25,000 in consolidated revenues for the Company and its Subsidiaries during the current fiscal year;
     (l) any partnership, joint venture or other similar Contract;
     (m) granting most favored customer pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms by the Company or any of its Subsidiaries to any Person;
     (n) with any supplier or provider of services or content that are resold by the Company or that are otherwise incorporated into any product or service, other than any services or content that are not material and which can be promptly replaced without material increase in cost to the Company;
     (o) involving the acquisition by the Company or a Company Subsidiary of any business enterprise whether via stock or asset purchase or otherwise; or
     (p) not made in the ordinary course of business.
     “Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and mold or other fungus, any toxic substance, oil or hazardous material, or any other chemical or substance regulated by any Environmental, Health and Safety Laws.

     “Merger” has the meaning set forth in the Recitals to this Agreement.
     “Merger Consideration” has the meaning set forth in Section 2.1(a).
     “Merger Sub” has the meaning set forth in the Preamble to this Agreement.
     “Most Recent Balance Sheet” has the meaning set forth in Section 4.14.
     “Multiemployer Plan” has the meaning set forth in ERISA §3(37).
     “Non-Accredited Holder” means any holder of capital stock of the Company who is not an Accredited Holder.
     “Non-ERISA Plan” has the meaning set forth in Section 4.19(a).
     “Objection Notice” has the meaning set forth in Section 2.4(b).
     “Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
     “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict, entered, issued, made or rendered by any court, administrative agency or any other Governmental Body or by any arbitrator.
     “Parent” has the meaning set forth in the Preamble to this Agreement.
     “Parent Common Stock” means the shares of common stock of the Parent, par value $0.001 per share.
     “Parent Indemnified Parties” means the Parent Parties, their Affiliates, the Surviving Entity and the Company Subsidiaries.
     “Parent Parties” has the meaning set forth in Section 3.3(a).
     “Performance Milestone” means the attainment of the milestones set forth in Exhibit H.
     “Permitted Liens” means (i) liens for Taxes, assessments or other governmental charges not yet due and payable and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due.
     “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     “Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
     “Pre-Closing Taxes” means all Taxes of the Company and all Company Subsidiaries attributable to Pre-Closing Tax Periods. With respect to any Taxes for a Taxable Period that includes, but does not end on, the Closing Date (a “Straddle Period”), (i) in the case of Taxes not based on income or receipts, the amount allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) in the case of Taxes other than those described in clause (i), the amount allocable to the Pre-Closing Tax Period shall be computed as if such Taxable Period ended as of the close of business on the Closing Date.
     “Pre-Closing Tax Period” shall mean (a) any Taxable Period that begins before the Closing Date and ends on or before the Closing Date, and (b) with respect to any other Taxable Period that includes the Closing Date, the portion of such Taxable Period prior to and including the Closing Date.
     “Pre-Closing Tax Return” means any Return filed on or after the Closing with respect to any Tax Period that commenced prior to the Closing.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Real Property Leases” means those Contracts pursuant to which the Company or a Company Subsidiary leases real property.
     “Records” means all books, records, manuals and other materials and information of the Company and the Company Subsidiaries including, without limitation, customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located.
     “Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     “Required Consents” means those consents identified in Exhibit B.
     “Related Person” with respect to a particular individual means (i) each other member of such individual’s Family, (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family or (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). For purposes of this definition, the “Family” of an individual includes the individual’s spouse and issue.
     “Restricted Period” means (a) with respect to Steve Hodges, the period beginning on the Closing Date and ending on the later of (i) the third (3rd) anniversary of the Closing Date or (ii) two (2) years after termination of such Stockholder’s employment with the Parent or any of its Affiliates (regardless of the reason), and (b) with respect to the other Restricted Stockholders, the period beginning on the Closing Date and ending on the later of (i) the second (2nd) anniversary of the Closing Date and (ii) eighteen (18) months after termination of such Stockholder’s employment with the Parent or any of its Affiliates (regardless of the reason).
     “Restricted Stockholder” has the meaning set forth in Section 13.2.
     “Retention Employees” means Nic Stover, John Laughlin, Joe Bowen, Rick Anderson, and Steven L. Hodges.
     “Returns” means all returns, informational returns and statements required to be filed by the Company in respect of any Taxes.
     “Rights Agreement” has the meaning set forth in Section 4.4.
     “Schedules” means the schedules attached hereto pursuant to the provisions of this Agreement.
     “Second Holdback Amount” means $3,500,000, comprised solely of Stock Merger Consideration payable to the Stockholders who are Accredited Holders valued at the Ten-Day Trading Average Price, and solely of Cash Merger Consideration payable to Stockholders who are Non-Accredited Holders. For the avoidance of doubt, Non-Accredited Holders shall have no rights to any Second Holdback Amount consisting of Stock Merger Consideration, and Accredited Holders shall have no rights to any Second Holdback Amount consisting of Cash Merger Consideration.
     “S Elections” has the meaning set forth in Section 4.15(o).
     “Shares” means all of the issued and outstanding shares in the Company designated under the Company’s articles of incorporation, including the Common Shares of the Company.
     “Stock Merger Consideration” has the meaning set forth in Section 2.2(a).
     “Stockholder Representative” has the meaning set forth in Section 11.1.
     “Stockholders” means the holders of shares of Common Shares as of immediately prior to the Effective Time.
     “Surviving Entity” has the meaning set forth in Section 1.1.

     “Tax” and “Taxes” means (a) any and all taxes, including income, gross receipts, excise, real or personal property, lease, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, ad valorem, stamp, capital, environmental, employment, workers compensation, disability, social security, utility, production, unemployment compensation, windfall profits, duties, registration, business organization, alternative or add-on minimum taxes imposed by the IRS or any Governmental Body (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, and (b) liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group.
     “Tax Audit” has the meaning set forth in Section 10.2(a).
     “Tax Authority” means any Governmental Body with regulatory authority to administer, assess, assert or regulate any Tax or otherwise impose Tax adjustments or collect unpaid Taxes of any Person.
     “Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under applicable Legal Requirement.
     “Ten-Day Trading Average Price” means the average of the per share last sale price reported on the NASDAQ website for the Parent’s Common Stock on The NASDAQ Global Market for the ten trading day period ending two trading days prior to the Closing.
     “Termination Date” has the meaning set forth in Section 8.1(b).
     “Third-Party Claim” has the meaning set forth in Section 9.3(b).
     “Third-Party IP” means Intellectual Property of third parties that is integrated into Company Products or distributed by the Company.
     “Transaction Documents” means this Agreement and the agreements, documents and instruments, including any Letter of Transmittal, to be executed and delivered by a party to this Agreement or any Stockholder pursuant to this Agreement, excluding any employment or other agreement entered into by any Stockholder in its capacity as an employee of or consultant to the Surviving Entity or any Company Subsidiary.
     “Transaction” means the Merger and the other transactions contemplated in the Transaction Documents.
     “Transfer Taxes” has the meaning set forth in Section 10.3.

     “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or of any Company Website.
ARTICLE 13
STOCKHOLDER REPRESENTATIONS, WARRANTIES, COVENANTS AND RELEASES
     13.1 Representations and Warranties of Stockholders. Each of the Stockholders hereby represents and warrants severally and not jointly to Parent and Merger Sub as follows:
          (a) Authorization; Binding Agreement. This Agreement and the Letter of Transmittal, as applicable, has been duly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.
          (b) Governmental Authorization. The execution, delivery and performance by such Stockholder of this Agreement and the Letter of Transmittal, as applicable, does not require any action by or in respect of, or declaration, filing or registration with, any Governmental Body.
          (c) Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the Letter of Transmittal, as applicable, does not and will not contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such Stockholder.
          (d) Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder or any of its respective properties before any court or arbitrator or any governmental body, agency, official or authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions contemplated by this Agreement or any other Transaction Document.
          (e) Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Stockholder who might be entitled to any fee or commission from Parent, the Company or any of their affiliates upon consummation of the transactions contemplated by this Agreement or any other Transaction Document.
          (f) Ownership of Stock. Such Stockholder is the record and beneficial owner of the shares of capital stock of the Company set forth after such Stockholder’s name on Schedule 13.1(f) hereto or the Letter of Transmittal, as applicable, and owns all such shares free and clear of any and all Liens or any rights of first refusal, voting trusts, proxies or other arrangements or understandings, whether written or oral, and such Stockholder has the sole and exclusive right and power to exercise all voting rights and other rights with respect to such shares.
     13.2 Non-Competition and Non-Solicitation Covenants Applicable to Certain

Stockholders. Each of Steve Hodges, Nic Stover, John Laughlin, Joe Bowen, Rick Anderson, Dave Moulin, Mark Sams, Mark Duenas, Chris Jensen, and Charlie Hodges (each, a “Restricted Stockholder”) in his or her individual capacity agrees that, during the Restricted Period, such Restricted Stockholder shall not:
          (a) engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with any business of Parent or its subsidiaries in the provision of the following products or services (the “Restricted Field”): the design, manufacture, or operation of web-to-wireless remote monitoring or control products or services for demand side management and/or energy management applications; program management and implementation of utility energy efficiency and demand response programs; and demand response and energy efficiency services marketed directly to commercial, institutional, governmental and industrial organizations; or
          (b) either alone or in association with others, sell or attempt to sell to any person or entity that is or was a customer or client of Parent or any of its subsidiaries in the Restricted Field at any time during the Restricted Period, any products or services which are competitive with any products or services developed, manufactured, marketed, sold or provided by Parent or any of its subsidiaries to its customers and clients in the Restricted Field; or
          (c) either alone or in association with others (i) solicit, or permit any organization directly controlled by such Restricted Stockholder to solicit, any employee of Parent or any of its subsidiaries that are engaged in the Restricted Field to leave the employ of Parent or any of its subsidiaries, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly controlled by such Restricted Stockholder to solicit for employment, hire or engage as an independent contractor, any person who was employed by Parent or any of its subsidiaries working in the Restricted Field at any time during the Restricted Period; provided, that this clause shall not apply to (x) the solicitation, hiring or engagement of any individual whose employment/engagement with Parent or any of its subsidiaries has been terminated for a period of six months or longer, or (y) the hiring or engagement of an employee or independent contractor of Parent or any of its subsidiaries as a result of a general solicitation for employment not directed at any particular person to which such employee or independent contractor responds.
     13.3 Acknowledgment. Each Stockholder (a) acknowledges that he has obtained extensive and valuable knowledge and confidential information concerning the Business, the Company, the Surviving Entity and Parent, (b) expressly acknowledges that the covenants included in this Article 13 are a material inducement and fundamental to Parent’s willingness to engage in the Transactions and absent these covenants, Parent would not have acquired the Company, and (c) further acknowledges and agrees that he will personally obtain substantial benefits from the Transactions as a stockholder, employee or consultant of Parent or one of its affiliates, and agrees that such benefits represent adequate and fair consideration for the covenants in this Article 13.
     13.4 Remedies. The rights and remedies of Parent and the Surviving Entity for any breach by a Stockholder of this Article 13 are not limited by this Agreement and are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative
     13.5 Releases. Effective as of the Effective Time, each Stockholder, on behalf of himself, herself or itself and his, her or its (as applicable) past, present and future successors, assigns, predecessors and Affiliates (collectively, the “Releasing Parties”), irrevocably releases the Company and its subsidiaries, and each of their respective successors, assigns, predecessors, stockholders, partners, members, managers, employees, officers, directors, attorneys, agents and representatives (collectively, the “Released Parties”) from any and all claims, actions, causes of action, demands, liens, agreements, contracts, covenants, actions, suits, obligations, controversies, debts, costs, fees, dues, expenses, damages, judgments, orders and all other claims and liabilities of every nature and description, known or unknown, matured or unmatured, at law or equity or mixed, and whether or not contingent, which any Releasing Party now has or has had against any of the Released Parties or hereafter can, shall or may have against any of the Released Parties, in respect of or arising from any event, act or omission occurring or circumstances existing on or prior to the date hereof, in each case, to the extent related to the Company, its operations, and the Transactions, provided that the undersigned is not releasing (i) any rights under this Agreement or any Transaction Document (including the right to receipt of such Stockholder’s portion of the Merger Consideration pursuant to this Agreement); (ii) any indemnification obligations of the Company or any subsidiary thereof, or any rights with respect to limitations of liability or corporate opportunities, under the Company’s or such subsidiary’s articles of incorporation or bylaws (or equivalent governing documents) for claims that may arise against the Releasing Party in his or her capacity as a director or officer of such entity; and (iii) compensation or other employee benefits to which the Releasing Party has any rights by virtue of his or her employment with the Company prior to the Effective Time.
ARTICLE 14
MISCELLANEOUS
     14.1 Expenses. Except as otherwise specifically provided herein, the Stockholders shall pay all of their own and the Company’s expenses, including, without limitation, accountants’ and attorneys’ fees incurred in connection with the negotiation and consummation of the Transactions.
     14.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when received if sent by prepaid, overnight, express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:
(a)	If to any of the Parent Parties or the Surviving Entity:

EnerNOC, Inc. 101 Federal Street, Suite 1100 Boston, Massachusetts 02110 Fax No.: (617) 224-9910 Telephone: (617) 224-9900 Attention: General Counsel

With a Copy To:

Cooley LLP 500 Boylston Street Boston, Massachusetts 02116-3736 Fax No.: (617) 937-2400 Telephone: (617) 937-2300 Attention: Miguel Vega, Esq.

(b)	If to the Company:

M2M Communications Corporation 5771 N. Discovery Way Boise, Idaho 83713 Fax No.: 208-947-9502 Telephone: 208.947.9500 Attention: Steve Hodges

(c)	If to the Stockholder Representative:

Steven Hodges 712 Troutner Boise, Idaho 83712 Fax No.: 208-947-9502 Telephone: 208-631-2091

With a Copy to:

Eberle, Berlin, Kading, Turnbow & McKlveen, Chtd.
P.O. Box 1368
Boise, ID 83701
Hand Delivery: 1111 W. Jefferson Street, Ste. 530, Boise, ID 83702
Fax No.: (208) 344-8542
Telephone: (208) 344-8535
Attention: William J. McKlveen, Esq.
Attention: Neil D. McFeeley, Esq.
     14.3 Entire Agreement. This Agreement, the Schedules and the other Transaction Documents constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and made a part hereof, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement with respect to the Transactions. Prior to the Effective Time, no amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the Parent and the Company; and from and after the Effective Time, no amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by and authorized signatory of the Parent and the Stockholders Representative.
     14.4 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     14.5 Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any party without the prior written consent of the Parent and the Company prior to Closing and the Parent and the Stockholder Representative subsequent to Closing.
     14.6 Binding Effect. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.
     14.7 Paragraph Headings. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.
     14.8 Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
     14.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles and conflicts of law. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS (AND AGREE NOT TO COMMENCE ANY ACTION, SUIT, OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS). THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE ON ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS, IN THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AND HEREBY FURTHER IRREVOCABLY AND

UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     14.10 Use of Terms. In this Agreement (a) the words “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import may refer to this Agreement as a whole and not merely to a specific section, paragraph, or clause in which the respective word appears, (b) words importing gender include the other genders as appropriate, (c) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference, (d) unless otherwise stated, references to any Section, Article, Schedule or Exhibit are to such Section or Article of, or Schedule or Exhibit to, this Agreement and (e) the word “including” shall mean including without limitation.
     14.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. A facsimile signature of this Agreement shall be as effective as an original.
     14.12 Good Faith; Consents. Each of the parties agrees to act in good faith in connection with any matters arising under or relating to the Transaction Documents and the Transactions.
     14.13 Post Closing Operations. The parties acknowledge that (i) upon the Closing and except as expressly provided to the contrary in this Agreement, including without limitation Exhibit H, Parent has the right to operate the Surviving Entity and the Business and its other businesses in any manner that Parent deems appropriate in Parent’s sole discretion, and (ii) Parent is under no obligation to operate the Business to accelerate the release date of the Second Holdback Amount. Notwithstanding the foregoing, Parent shall use, and shall cause its employees to use, commercially reasonable efforts consistent with Parent’s customary practices to market and sell the Surviving Entity’s products and services and any sales by Parent or its employees or affiliates of the Surviving Entity’s products and services shall count towards determining the revenues applicable to the release date for the Second Holdback Amount.
     14.14 No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, a Claiming Party or their respective heirs, successors, legal representatives and permitted assign, any rights or remedies under or by reason of this Agreement.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

PARENT: ENERNOC, INC.
By:	/s/ Timothy Healy
	Name:	Timothy Healy
	Title:	CEO and Chairman

MERGER SUB: M2M MERGER SUB, INC.
By:	/s/ Laurie Harrison
	Name:	Laurie Harrison
	Title:	Vice President and Secretary

COMPANY: M2M COMMUNICATIONS CORPORATION
By:	/s/ Steven Hodges
	Name:	Steven Hodges
	Title:	President

STOCKHOLDER REPRESENTATIVE:
/s/ Steven Hodges
Steven L. Hodges

STOCKHOLDERS:
/s/ Mark Sams
Mark Bradley Sams

/s/ Mark F. Duenas
Mark F. Duenas

/s/ David S. Moulin
David Scott Moulin

/s/ Nicholas Stover
Nicholas Bridgham Stover

/s/ Charles Hodges
Charles Gordon Hodges

/s/ Christopher Jensen
Christopher Charles Jensen

/s/ Richard Anderson
Richard Gus Anderson

/s/ Steven L. Hodges
Steven Lynn Hodges

Schedule 3.2(k)(vii)
Agreements to be Terminated at Closing

Exhibit H
Performance Milestone and Post Closing Operations
The Stockholders shall be entitled to the Second Holdback Amount prior to the seventh anniversary of the Closing Date if the Performance Milestone (as defined below) is achieved during the earliest of the three fiscal years ended December 31, 2011, 2012 and 2013 (each such period, a “Performance Period”). The “Performance Milestone” shall be deemed achieved if the Company’s Gross Profits during a calendar year are greater than or equal to $12,000,000.
During at least the years of the Performance Periods, or until the Second Holdback Amount is paid in full, Parent shall use commercially reasonable efforts to support the ability of the Company to independently pursue the same types of new business opportunities as historically pursued (generally defined as remote monitoring and control of industrial and commercial machines, facilities, and applications).
Parent acknowledges that existing Company customers are highly dependent upon the Company for ongoing operations such as cellular or satellite airtime, NOC services, technical customer support, ongoing product enhancements, and new product developments. Parent agrees to use commercially reasonable efforts to support the ability of the Company to continue to support existing Company customers in a similar manner as they have been historically supported ; provided that the parties acknowledge and agree that any costs incurred in connection with the provision of such support services shall be deducted from the calculation of the Company’s Gross Profits.

2